As filed with the Securities and Exchange Commission on March 27, 2013

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

CurrencyShares® Canadian Dollar Trust

Sponsored by Guggenheim Specialized Products, LLC,

d/b/a Guggenheim Investments

(Exact name of registrant as specified in its charter)

New York	06-6551776
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

805 King Farm Boulevard, Suite 600

Rockville, Maryland 20850

(301) 296-5100

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Nikolaos Bonos

Chief Executive Officer

Guggenheim Investments

805 King Farm Boulevard

Suite 600

Rockville, Maryland 20850

(301) 296-5100

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Patrick Daugherty, Esq.

Lisa M. Conmy, Esq.

Foley & Lardner LLP

321 N. Clark Street

Suite 2800

Chicago, Illinois 60654-5313

Phone: (312) 832-4500

Fax: (312) 832-4700

Approximate date of commencement of proposed sale to the public: From time to time after this registration statement becomes effective.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.    ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, please check the following box.    ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.    ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.    ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

Calculation of Registration Fee

Title of each class of securities to be registered	Amount to be registered	Proposed maximum offering price per Share(1)	Proposed maximum aggregate offering price (1)	Amount of registration fee (2)
Canadian Dollar Shares	5,000,000 Shares	$96.84	$484,200,000	$66,044.88

(1)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act of 1933 based on the average of the high and low prices ($96.98 and $96.70 , respectively) of the Canadian Dollar Shares (the “Shares”) as reported by NYSE Arca on March 21, 2013.
(2)	Pursuant to Rule 457(p) of the Securities Act, filing fees of $59,687.01 were previously paid in connection with the filing of the registrant’s Registration Statement on Form S-3 (Registration No. 333-175503) originally filed by the registrant on July 12, 2011 (the “Original Registration Statement”), and have been carried forward. This registration statement relates to an aggregate of 5,000,000 Shares of the registrant, all of which were previously covered by the Original Registration Statement. Filing fees of $59,687.01 previously paid in connection with the filing of the Original Registration Statement have been offset against filing fees of $66,044.88 in connection with this Registration Statement. Filing fees of $6,357.87 are due in connection with this Registration Statement.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

This Registration Statement on Form S-3 contains an updated prospectus relating to the offering and sale of Canadian Dollar Shares that were initially registered by the CurrencyShares® Canadian Dollar Trust on a Registration Statement on Form S-3 (File No. 333- 175503) (the “Original Registration Statement”), which was automatically effective upon filing with the Securities and Exchange Commission on July 12, 2011. This Registration Statement on Form S-3 is being filed to convert the Original Registration Statement to a non-automatic Shelf registration statement on Form S-3.

The information in this preliminary prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and the Sponsor and the Trust are not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Preliminary Prospectus	Subject to Completion	March 27, 2013

6,850,000 Shares Canadian Dollar Shares

The CurrencyShares® Canadian Dollar Trust (Trust) issues Canadian Dollar Shares (Shares) that represent units of fractional undivided beneficial interest in, and ownership of, the Trust. Guggenheim Specialized Products, LLC, d/b/a Guggenheim Investments, is the sponsor of the Trust (Sponsor) and may be deemed the “issuer” of the Shares pursuant to Section 2(a)(4) of the Securities Act of 1933, as amended (the Securities Act). The Bank of New York Mellon is the trustee of the Trust (Trustee), JPMorgan Chase Bank, N.A., London Branch, is the depository for the Trust (Depository), and Guggenheim Distributors, LLC is the distributor for the Trust (Distributor). The Trust intends to issue additional Shares on a continuous basis through the Trustee.

The Shares may be purchased from the Trust only in one or more blocks of 50,000 Shares, as described in “Creation and Redemption of Shares.” A block of 50,000 Shares is called a Basket. The Trust issues Shares in Baskets on a continuous basis to certain authorized participants (Authorized Participants) as described in “Plan of Distribution.” Each Basket, when created, is offered and sold to an Authorized Participant at a price in Canadian Dollars equal to the net asset value (NAV) of 50,000 Shares on the day that the order to create the Basket is accepted by the Trustee.

The Shares are offered and sold to the public by Authorized Participants at varying prices in U.S. Dollars (USD) determined by reference to, among other things, the market price of the Canadian Dollar and the trading price of the Shares on NYSE Arca, Inc. (NYSE Arca) at the time of each sale. Authorized Participants will not receive from the Trust, the Sponsor or any of their affiliates, any fee or other compensation in connection with the sale of Shares. Authorized Participants may receive commissions or fees from investors who purchase Shares through their commission- or fee-based brokerage accounts.

The Shares are listed and trade on NYSE Arca under the symbol “FXC.” The Shares may also trade in other markets, but the Sponsor has not sought to have the Shares listed by any other market.

Investing in the Shares involves significant risks. See “Risk Factors,” starting on page 8.

Neither the Securities and Exchange Commission (SEC) nor any state securities commission has approved or disapproved of the securities offered in this prospectus, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The Shares are neither interests in nor obligations of the Sponsor, the Trustee, the Depository or the Distributor.

Neither the Shares nor the Trust’s two deposit accounts maintained at the Depository and the Canadian Dollars deposited in them are deposits insured against loss by the Federal Deposit Insurance Corporation (FDIC), any other federal agency of the United States or the Financial Services Compensation Scheme of England.

The date of this prospectus is             , 2013

This prospectus contains information you should consider when making an investment decision about the Shares. You may rely on the information contained in this prospectus or incorporated by reference in this prospectus. The Trust and the Sponsor have not authorized any person to provide you with different information and, if anyone provides you with different or inconsistent information, you should not rely on it. This prospectus is not an offer to sell the Shares in any jurisdiction where the offer or sale of the Shares is not permitted.

The Shares are not registered for public sale in any jurisdiction other than the United States.

Authorized Participants may be subject to the prospectus delivery requirements of the Securities Act when effecting transactions in the Shares. See “Plan of Distribution.”

This prospectus summarizes certain documents and other information in a manner the Sponsor believes to be accurate. The information contained in the sections captioned “Overview of the Foreign Exchange Industry,” “The Canadian Dollar” and “Investment Attributes of the Trust” is based on information obtained from sources that the Sponsor believes to be reliable. The accuracy, reliability and completeness of this information is not guaranteed, however, and has not been independently verified. In making an investment decision, you must rely on your own examination of the Trust, the foreign exchange market, the market for the Canadian Dollar, the terms of the offering and the Shares, including the merits and risks involved.

Prospectus Summary

This is a summary of the prospectus. You should read the entire prospectus, including “Risk Factors” beginning on page 8 and the information incorporated by reference in this prospectus, before making an investment decision about the Shares. See “Glossary of Terms” beginning on page 12 for a description of certain terms used in this prospectus.

TRUST STRUCTURE

The Trust is a grantor trust formed under the laws of the State of New York pursuant to the Depositary Trust Agreement. The Trust holds Canadian Dollars and from time to time issues Baskets in exchange for deposits of Canadian Dollars and distributes Canadian Dollars in connection with redemptions of Baskets. The investment objective of the Trust is for the Shares to reflect the price in USD of the Canadian Dollar. Earning income for Shareholders is not the objective of the Trust. Whether investors earn income primarily depends on the relative value of the Canadian Dollar and the USD. If the Canadian Dollar appreciates relative to the USD and a Shareholder sells Shares, the Shareholder will earn income. If the Canadian Dollar depreciates relative to the USD and a Shareholder sells Shares, the Shareholder will incur a loss.

The Sponsor believes that, for many investors, the Shares represent a cost-effective investment in Canadian Dollars. The Shares represent units of fractional undivided beneficial interest in, and ownership of, the Trust. The Shares are listed and trade on NYSE Arca under the symbol “FXC.” The Shares may also trade in other markets, but the Sponsor has not sought to have the Shares listed by any other market.

The Sponsor, Guggenheim Specialized Products, LLC d/b/a “Guggenheim Investments,” a Delaware limited liability company, established the Trust and is responsible for registering the Shares. The Sponsor generally oversees the performance of the Trustee and the Trust’s principal service providers, but does not exercise day-to-day oversight over the Trustee or the Trust’s service providers. The Sponsor may remove the Trustee if any of various events occur. See “Description of the Depositary Trust Agreement — The Trustee — Resignation, discharge or removal of trustee; successor trustees” for more information.

The Sponsor maintains a public website on behalf of the Trust containing information about the Trust and the Shares. The internet address of the Trust’s website is www.currencyshares.com. This internet address is provided here only as a convenience to you; the information contained on or connected to the Trust’s website is not considered part of this prospectus. The general role and responsibilities of the Sponsor are discussed further under “The Sponsor.”

The Trustee is The Bank of New York Mellon, a banking corporation formed under the laws of the State of New York with trust powers. The Trustee is generally responsible for the day-to-day administration of the Trust. This includes calculating the NAV of the Trust and the NAV per Share each business day, paying the Trust’s expenses (which are accrued daily but paid monthly), including withdrawing the Trust’s Canadian Dollars, if needed, receiving and processing orders from Authorized Participants to create and redeem Baskets and coordinating the processing of such orders with the Depository and DTC. The general role, responsibilities and regulation of the Trustee are further described under “The Trustee.”

The Depository is JPMorgan Chase Bank, N.A., London Branch. The Depository and the Trustee have elected the laws of England to govern the Deposit Account Agreement between them. The Depository accepts Canadian Dollars deposited with it by Authorized Participants in connection with the creation of Baskets. The Depository facilitates the transfer of Canadian Dollars into and out of the Trust through the two deposit accounts maintained with it by the Trust. The Depository may pay interest on the primary deposit account but does not pay interest on the secondary deposit account. Interest on the primary deposit account, if any, accrues daily and is paid monthly. The material terms of the Depositary Trust Agreement are discussed in greater detail in “Description of the Depositary Trust Agreement.” The general role, responsibilities and regulation of the Depository and the two deposit accounts are further described under “The Depository” and “Description of the Deposit Account Agreement.”

Detailed descriptions of certain specific rights and duties of the Trustee and the Depository are set forth under “Description of the Shares,” “Description of the Depositary Trust Agreement” and “Description of the Deposit Account Agreement.”

The Distributor, Guggenheim Distributors, LLC, is a limited liability company formed under the laws of the State of Kansas. The Distributor assists the Sponsor in marketing the Shares. Specifically, the Distributor prepares marketing materials regarding the Shares, including the content of the Trust’s website, executes the marketing plan for the Trust and provides strategic and tactical research on the foreign exchange markets, in each case in compliance with applicable laws and regulations. The Distributor and the Sponsor are affiliates of one another. There is no written agreement between them, and no compensation is paid by the Sponsor to the Distributor in connection with services performed by the Distributor for the Trust. See “The Distributor” for more information.

INVESTMENT ATTRIBUTES OF THE TRUST

The Shares are intended to provide institutional and retail investors with a simple, cost-effective means of gaining investment benefits similar to those of holding Canadian Dollars. The costs of purchasing Shares should not exceed the costs associated with purchasing any other publicly-traded equity securities. The Shares are an investment that is:

Easily Accessible. Investors are able to access the market for Canadian Dollars through a traditional brokerage account. The Shares are bought and sold on NYSE Arca like any other exchange-listed security.

Exchange-Traded. Because they are traded on NYSE Arca, the Shares will provide investors with an efficient means of implementing investment tactics and strategies that involve Canadian Dollars. NYSE Arca-listed securities are eligible for margin accounts. Accordingly, investors are able to purchase and hold Shares with borrowed money to the extent permitted by law.

Transparent. The Shares are backed by the assets of the Trust, which does not hold or use derivative products. The value of the holdings of the Trust is reported on the Trust’s website, www.currencyshares.com, every business day.

Investing in the Shares will not insulate the investor from price volatility or other risks. See “Risk Factors.”

PRINCIPAL OFFICES

The principal offices of the Sponsor, the Trust and the Distributor are the offices of Guggenheim Investments at 805 King Farm Boulevard, Suite 600, Rockville, Maryland 20850. The telephone number of Guggenheim Investments at that address is (800) 820-0888. Neither the Sponsor, the Trust nor the Distributor own or lease any other real estate. The Trustee has a trust office at 2 Hanson Place, Brooklyn, New York 11217. The Depository is located at 125 London Wall, London, EC2Y 5AJ, United Kingdom.

The Offering

Offering	The Shares represent units of fractional undivided beneficial interest in, and ownership of, the Trust.

Use of proceeds	The proceeds received by the Trust from the issuance and sale of Baskets are Canadian Dollars. In accordance with the Depositary Trust Agreement, during the life of the Trust these proceeds will only be (1) owned by the Trust and held by the Depository, (2) disbursed or sold as needed to pay the Trust’s expenses and (3) distributed to Authorized Participants upon the redemption of Baskets.

NYSE Arca symbol	FXC

CUSIP	23129X 10 5

Creation and redemption	The Trust creates and redeems the Shares on a continuous basis, but only in Baskets. A Basket is a block of 50,000 Shares. The creation and redemption of Baskets requires the delivery to the Trust or the distribution by the Trust of the amount of Canadian Dollars represented by the Baskets being created or redeemed, the amount of which is based on the combined NAV per Share of the number of Shares included in the Baskets being created or redeemed. The amount of Canadian Dollars required to create a Basket or to be delivered upon the redemption of a Basket may gradually decrease over time if the Trust’s Canadian Dollars are withdrawn to pay the Trust’s expenses. See “Investment Attributes of the Trust — Trust Expenses.” Baskets may be created or redeemed only by Authorized Participants. Authorized Participants pay a transaction fee for each order to create or redeem Baskets and may sell to other investors the Shares included in the Baskets that they create. See “Creation and Redemption of Shares” for more details.

Interest on deposits	JPMorgan Chase Bank, N.A., London Branch, maintains two Canadian Dollar-denominated, demand deposit accounts for the Trust: a primary deposit account that may earn interest and a secondary deposit account that does not earn interest. The secondary deposit account is used to account for interest received and paid on creations and redemptions of Baskets. The secondary deposit account is also used to account for any interest that may be earned on the primary deposit account, if any, to pay Trust expenses and to distribute any excess interest to Shareholders on a monthly basis. Interest on the primary deposit account, if any, accrues daily and is paid monthly. The Depository may change the rate at which interest accrues, including reducing the interest rate to zero, based upon changes in the British Bankers Association LIBOR Overnight rate for the Canadian Dollar (“BBA rate”), other market conditions or the Depository’s liquidity needs. The BBA rate is an effective overnight reference rate for the Canadian Dollar; like the Federal Funds rate, it represents the interest rate banks charge each other on overnight loans. Although the Depository may consider the BBA rate in setting the interest rate, the rate paid to the Trust may be lower than the BBA rate, or may be zero. The Depository will notify the Sponsor of the interest rate applied each business day after the close of such business day. The Sponsor discloses the interest rate on the Trust’s website. If the Sponsor believes that the interest rate paid by the Depository is not competitive, the Sponsor’s sole recourse will be to remove the Depository by terminating the Deposit Account Agreement and closing the accounts. See “Description of the Deposit Account Agreement.” Neither the Trustee nor the Sponsor has the power or authority to deposit the Trust’s Canadian Dollars with any other person, entity or account. Interest earned on the deposited Canadian Dollars, if any, will be used to pay the Trust’s expenses. Any excess interest will be distributed to Shareholders monthly. Such interest is not expected to form a significant part of the Shareholders’ investment return. If the Trust’s expenses exceed interest earned, the Trustee will withdraw Canadian Dollars held by the Trust to pay the excess, thereby reducing the number of Canadian Dollars per Share. The payment of expenses by the Trust is a taxable event to Shareholders. See “United States Federal Tax Consequences — Taxation of U.S. Shareholders.”

Neither the Shares nor the Deposit Accounts and the Canadian Dollars deposited in them are deposits insured against loss by the FDIC, any other federal agency of the United States or the Financial Services Compensation Scheme of England.

Net Asset Value	The NAV of the Trust is the aggregate value, expressed in USD, of the Trust’s assets, less its liabilities (which include estimated accrued but unpaid fees and expenses). The Trustee calculates, and the Sponsor publishes, the Trust’s net asset value (NAV) each business day. To calculate the NAV, the Trustee adds to the amount of Canadian Dollars in the Trust at the end of the preceding business day accrued but unpaid interest, if any, Canadian Dollars receivable under pending purchase orders and the value of other Trust assets, and subtracts the accrued but unpaid Sponsor’s fee, Canadian Dollars payable under pending redemption orders and other Trust expenses and liabilities, if any. The NAV is expressed in USD based on the Closing Spot Rate as determined by The WM Company at 4:00 PM (London fixing) on each day that NYSE Arca is open for regular trading. If, on a particular evaluation day, the Closing Spot Rate has not been determined and announced by 6:00 PM (London fixing), then the most recent The WM Company determination of the Closing Spot Rate shall be used to determine the NAV of the Trust unless the Trustee, in consultation with the Sponsor, determines that such price is inappropriate to use as the basis for such valuation. In the event that the Trustee and the Sponsor determine that the most recent determination of the Closing Spot Rate is not an appropriate basis for valuation of the Trust’s Canadian Dollars, the Trustee and the Sponsor shall determine an alternative basis for such evaluation to be employed by the Trustee. Such an alternative basis may include reference to other exchange-traded securities that reflect the value of the Canadian Dollar relative to the USD. The use of any alternative basis to determine NAV would be disclosed on the Trust’s website. The Trustee also determines the NAV per Share, which equals the NAV of the Trust divided by the number of outstanding Shares. The Sponsor publishes the NAV and NAV per Share on each day that NYSE Arca is open for regular trading on the Trust’s website, www.currencyshares.com.

Trust expenses

The Trust’s only ordinary recurring expense is the Sponsor’s fee. The Sponsor is obligated under the Depositary Trust Agreement to assume and pay the following administrative and marketing expenses of the Trust: the Trustee’s monthly fee, typical maintenance and transaction fees of the Depository, SEC registration fees, printing and mailing costs, audit fees and expenses, up to $100,000 per annum in legal fees and expenses, applicable license fees and NYSE Arca listing fees. The Trust may incur additional expenses in certain other circumstances. These additional expenses include expenses not assumed by the Sponsor, taxes and governmental charges, expenses and costs of any extraordinary services performed by the Trustee or the Sponsor on behalf of the Trust or action taken by the Trustee or the Sponsor to protect the Trust or the interests of Shareholders, indemnification of the Sponsor under the Depositary Trust Agreement and legal fees and expenses in excess of $100,000 per year. If these additional expenses are incurred, the Trust will be required to pay these expenses by withdrawing deposited Canadian Dollars and the amount of Canadian Dollars represented by a Share will decline at such time. Accordingly, the Shareholders will effectively bear the cost of these other expenses, if incurred. Although the Sponsor cannot definitively state the frequency or magnitude of such expenses, the Sponsor predicts that they will occur infrequently, if at all. See “Description of the Depositary Trust Agreement — Expenses of the Trust.”

The Sponsor’s fee accrues daily at an annual nominal rate of 0.40% of the Canadian Dollars in the Trust (including all unpaid interest but excluding unpaid fees, each as accrued through the immediately preceding day) and is paid monthly. To pay the Sponsor’s fee and any other Trust expenses that have been incurred each month, the Trustee first withdraws Canadian Dollars the Trust has earned as interest, if any. If that is not sufficient to pay the Trust’s expenses, then the Trustee will withdraw deposited Canadian Dollars as needed. See “Investment Attributes of the Trust — Trust Expenses” and “Description of the Depositary Trust Agreement — Expenses of the Trust.” The payment of expenses in

Canadian Dollars and the conversion of Canadian Dollars to USD, if required to pay expenses of the Trust, are generally taxable events to U.S. Shareholders. See “United States Federal Tax Consequences — Taxation of U.S. Shareholders.” The Sponsor does not anticipate any non-ordinary recurring expenses that will be paid from the Trust.

Termination events

The Trustee will terminate the Trust if any of the following events occur:

•      the Sponsor has given notice of resignation or is unable to perform its duties or becomes bankrupt or insolvent and the Trustee does not appoint a successor sponsor or agree to act as sponsor;

•      Shareholders holding at least 75% of the outstanding Shares notify the Trustee that they elect to terminate the Trust;

•      the Depository resigns or is removed; or

•      the Trustee receives notice from the IRS or from counsel for the Trust or the Sponsor that the Trust fails to qualify for treatment, or will not be treated, as a grantor trust under the Internal Revenue Code of 1986, as amended (Internal Revenue Code).

The Sponsor may, in its sole discretion, direct the Trustee to terminate the Trust if any of the following events occur:

•      the Shares are delisted from NYSE Arca and are not listed for trading on another U.S. national securities exchange within five business days from the date the Shares are delisted;

•      the SEC determines that the Trust is an investment company under the Investment Company Act;

•      the NAV of the Trust remains less than $100 million for 30 consecutive business days;

•      all of the Trust’s assets are sold;

•      the aggregate market capitalization of the Trust, based on the closing price for the Shares, remains less than $300 million for five consecutive trading days; or

•      DTC stops providing book-entry settlement services for the Shares.

If the Trustee notifies the Sponsor of the Trustee’s election to resign and the Sponsor does not appoint a successor trustee within 60 days, the Trustee may terminate the Trust.

The Trust will terminate on June 8, 2046 if it has not been terminated prior to that date.

Upon termination of the Trust and surrender of Shares by the Shareholders, Shareholders will receive the amount of Canadian Dollars represented by their Shares. If, however,

a Shareholder surrenders its Shares 90 days or more after the termination of the Trust, it will receive a distribution in USD after the Trustee has sold the Trust’s Canadian Dollars and has paid or made provision for the Trust’s liabilities. See “Description of the Trust Agreement — Termination of the Trust.”

Authorized Participants	An Authorized Participant is a DTC Participant that is a registered broker-dealer or other securities market participant such as a bank or other financial institution that is not required to register as a broker-dealer to engage in securities transactions and has entered into a Participant Agreement with the Trustee. Only Authorized Participants may place orders to create or redeem Baskets. The Participant Agreement provides the procedures for the creation and redemption of Baskets and for the delivery of Canadian Dollars required for creation or redemption. A list of the current Authorized Participants can be obtained from the Trustee or the Sponsor. See “Creation and Redemption of Shares” for more details.

Shareholders trading via NYSE Arca	A Shareholder who buys or sells Shares from, to, or through a broker-dealer should expect to be charged a commission by the broker-dealer for effecting the transaction. Investors are encouraged to review the terms of their brokerage accounts for details on applicable commissions or charges.

Clearance and settlement	All Shares are evidenced by one or more global certificates issued by the Trustee to DTC. The Shares are available only in book-entry form. Shareholders may hold their Shares through DTC, if they are DTC Participants, or through Authorized Participants or Indirect Participants.

Risk Factors

You should consider carefully the risks described below before making an investment decision. You should also refer to the other information included in this prospectus, including the Trust’s financial statements and the related notes. See “Glossary of Terms” beginning on page 12 for a description of certain terms used in this prospectus.

The value of the Shares relates directly to the value of the Canadian Dollars held by the Trust. Fluctuations in the price of the Canadian Dollar could materially and adversely affect the value of the Shares.

The Shares are designed to reflect the price of the Canadian Dollar, plus accumulated interest, less the Trust’s expenses. Several factors may affect the price of the Canadian Dollar, including:

•	Sovereign debt levels and trade deficits;

•	Domestic and foreign inflation and interest rates and investors’ expectations concerning those rates;

•	Currency exchange rates;

•	Investment and trading activities of mutual funds, hedge funds and currency funds; and

•	Global or regional political, economic or financial events and situations.

In addition, the Canadian Dollar may not maintain its long-term value in terms of purchasing power in the future. When the price of the Canadian Dollar declines, the Sponsor expects the price of a Share to decline as well.

The USD/Canadian Dollar exchange rate, like foreign exchange rates in general, can be volatile and difficult to predict. This volatility could materially and adversely affect the performance of the Shares.

Foreign exchange rates are influenced by the factors identified immediately above and may also be influenced by: changing supply and demand for a particular currency; monetary policies of governments (including exchange control programs, restrictions on local exchanges or markets and limitations on foreign investment in a country or on investment by residents of a country in other countries); changes in balances of payments and trade; trade restrictions; and currency devaluations and revaluations. Also, governments from time to time intervene in the currency markets, directly and by regulation, in order to influence prices directly. These events and actions are unpredictable. The resulting volatility in the USD/Canadian Dollar exchange rate could materially and adversely affect the performance of the Shares.

The Trustee has recently withdrawn Canadian Dollars from the Trust to pay expenses, reducing the amount of Canadian Dollars represented by each Share and potentially resulting in adverse tax consequences for Shareholders.

Each outstanding Share represents a fractional, undivided interest in the Canadian Dollars held by the Trust. Recently, the amount of interest earned by the Trust has not exceeded the Trust’s expenses; accordingly, the Trustee has been required to withdraw Canadian Dollars from the Trust to pay these excess expenses. As long as the amount of interest earned does not exceed expenses, the amount of Canadian Dollars represented by each Share will gradually decline. This is true even if additional Shares are issued in exchange for additional deposits of Canadian Dollars into the Trust, as the amount of Canadian Dollars required to create Shares will proportionately reflect the amount of Canadian Dollars represented by the Shares outstanding at the time of creation. As long as the Trust’s expenses are greater than the amount of interest earned, the Shares will only maintain their original price if the price of the Canadian Dollar increases. There is no guarantee that interest earned by the Trust in the future will exceed the Trust’s expenses.

Investors should be aware that a gradual decline in the amount of Canadian Dollars represented by the Shares may occur regardless of whether the trading price of the Shares rises or falls in response to changes in the price of the Canadian Dollar. The estimated ordinary operating expenses of the Trust, which accrue daily, are described in “Investment Attributes of the Trust — Trust Expenses.”

The payment of expenses by the Trust will result in a taxable event to Shareholders. To the extent Trust expenses exceed interest paid to the Trust, a gain or loss may be recognized by Shareholders depending on the tax basis of the tendered Canadian Dollars. See “United States Federal Tax Consequences — Taxation of U.S. Shareholders” for more information.

The interest rate paid by the Depository, if any, may not be the best rate available. If the Sponsor determines that the interest rate is inadequate, then its sole recourse is to remove the Depository and terminate the Deposit Accounts.

The Depository is committed to endeavor to pay a competitive interest rate on the balance of Canadian Dollars in the primary deposit account of the Trust, but there is no guarantee of the amount of interest that will be paid, if any, on this account. Interest on the primary deposit account, if any, accrues daily and is paid monthly. The Depository may change the rate at which interest accrues, including reducing the interest rate to zero, based upon changes in the BBA rate, other market conditions or the Depository’s liquidity needs. The Depository notifies the Sponsor of the interest rate applied each business day after the close of such business day. The Sponsor discloses the current interest rate on the Trust’s website. If the Sponsor believes that the interest rate paid by the Depository is not adequate, the Sponsor’s sole recourse is to remove the Depository and terminate the Deposit Accounts. The Depository is not paid a fee for its services to the Trust; rather, it generates income or loss based on its ability to earn a “spread” or “margin” over the interest it pays to the Trust by using the Trust’s Canadian Dollars to make loans or in other banking operations. For these reasons, you should not expect that the Trust will be paid the best available interest rate at any time or over time.

If the Trust incurs expenses in USD, the Trust would be required to sell Canadian Dollars to pay these expenses. The sale of the Trust’s Canadian Dollars to pay expenses in USD at a time of low Canadian Dollar prices could adversely affect the value of the Shares.

The Trustee will sell Canadian Dollars held by the Trust to pay Trust expenses, if any, incurred in USD, irrespective of then-current Canadian Dollar prices. The Trust is not actively managed and no attempt will be made to buy or sell Canadian Dollars to protect against or to take advantage of fluctuations in the price of the Canadian Dollar. Consequently, if the Trust incurs expenses in USD, the Trust’s Canadian Dollars may be sold at a time when the Canadian Dollar price is low, resulting in a negative effect on the value of the Shares.

The Deposit Accounts are not entitled to payment at any office of JPMorgan Chase Bank, N.A. located in the United States.

The federal laws of the United States prohibit banks located in the United States from paying interest on unrestricted demand deposit accounts. Therefore, payments out of the Deposit Accounts will be payable only at the London branch of JPMorgan Chase Bank, N.A., located in England. The Trustee will not be entitled to demand payment of these accounts at any office of JPMorgan Chase Bank, N.A. that is located in the United States. JPMorgan Chase Bank, N.A. will not be required to repay the deposit if its London branch cannot repay the deposit due to an act of war, insurrection or civil strife or an action by a foreign government or instrumentality (whether de jure or de facto) in England.

Shareholders do not have the protections associated with ownership of a demand deposit account insured in the United States by the Federal Deposit Insurance Corporation nor the protection provided for bank deposits under English law.

Neither the Shares nor the Deposit Accounts and the Canadian Dollars deposited in them are deposits insured against loss by the FDIC, any other federal agency of the United States or the Financial Services Compensation Scheme of England.

If the Depository becomes insolvent, its assets might not be adequate to satisfy a claim by the Trust or any Authorized Participant. In addition, in the event of the insolvency of the Depository, the U.S. bank of which it is a branch or any local cash correspondent holding the currency on deposit for the benefit of the Trust, there may be a delay and costs incurred in recovering the Canadian Dollars held in the Deposit Accounts.

Canadian Dollars deposited in the Deposit Accounts by an Authorized Participant are commingled with Canadian Dollars deposited by other Authorized Participants and are held by the Depository in either the primary deposit account or the secondary deposit account of the Trust. Canadian Dollars held in the Deposit Accounts are not segregated from the Depository’s other assets.

The Trust has no proprietary rights in or to any specific Canadian Dollars held by the Depository and will be an unsecured creditor of the Depository with respect to the Canadian Dollars held in the Deposit Accounts in the event of the insolvency of the Depository or the U.S. bank of which it is a branch. In the event the Depository, the U.S. bank of which it is a branch or any local cash correspondent holding the currency on deposit for the benefit of the

Trust becomes insolvent, the Depository’s assets might not be adequate to satisfy a claim by the Trust or any Authorized Participant for the amount of Canadian Dollars deposited by the Trust or the Authorized Participant and, in such event, the Trust and any Authorized Participant will generally have no right in or to assets other than those of the Depository.

In the case of insolvency of the Depository or JPMorgan Chase Bank, N.A., the U.S. bank of which the Depository is a branch, a liquidator may seek to freeze access to the Canadian Dollars held in all accounts by the Depository, including the Deposit Accounts. In the case of insolvency of a local cash correspondent, a liquidator may seek to freeze access to the Canadian Dollars held in all accounts by such local cash correspondent, including the Deposit Accounts held by such cash correspondent. The Trust and the Authorized Participants could incur expenses and delays in connection with asserting their claims. These problems would be exacerbated by the fact that the Deposit Accounts are not held in the U.S. but instead are held at the London branch of a U.S. national bank or with a local cash correspondent, where they are subject to English or Canadian insolvency law. Further, under U.S. law, in the case of the insolvency of JPMorgan Chase Bank, N.A., the claims of creditors in respect of accounts (such as the Trust’s Deposit Accounts) that are maintained with an overseas branch of JPMorgan Chase Bank, N.A. or with a local cash correspondent will be subordinate to claims of creditors in respect of accounts maintained with JPMorgan Chase Bank, N.A. in the U.S., greatly increasing the risk that the Trust and the Trust’s beneficiaries would suffer a loss.

Shareholders do not have the protections associated with ownership of shares in an investment company registered under the Investment Company Act.

The Investment Company Act is designed to protect investors by preventing: insiders from managing investment companies to their benefit and to the detriment of public investors; the issuance of securities having inequitable or discriminatory provisions; the management of investment companies by irresponsible persons; the use of unsound or misleading methods of computing earnings and asset value; changes in the character of investment companies without the consent of investors; and investment companies from engaging in excessive leveraging. To accomplish these ends, the Investment Company Act requires the safekeeping and proper valuation of fund assets, restricts greatly transactions with affiliates, limits leveraging, and imposes governance requirements as a check on fund management.

The Trust is not registered as an investment company under the Investment Company Act and is not required to register under that act. Consequently, Shareholders do not have the regulatory protections afforded to investors in registered investment companies.

Shareholders do not have the rights enjoyed by investors in certain other financial instruments.

As interests in a grantor trust, the Shares have none of the statutory rights normally associated with the ownership of shares of a business corporation, including, for example, the right to bring “oppression” or “derivative” actions. Apart from the rights afforded to them by federal and state securities laws, Shareholders have only those rights relative to the Trust, the Trust property and the Shares that are set forth in the Depositary Trust Agreement. In this connection, the Shareholders have limited voting and distribution rights. They do not have the right to elect directors. See “Description of the Shares” for a description of the limited rights of the Shareholders.

The Shares may trade at a price which is at, above, or below the NAV per Share.

The NAV per Share fluctuates with changes in the market value of the Trust’s assets. The market price of Shares can be expected to fluctuate in accordance with changes in the NAV per Share, but also in response to market supply and demand. As a result, the Shares might trade at prices at, above or below the NAV per Share.

The Depository owes no fiduciary duties to the Trust or the Shareholders, is not required to act in their best interest and could resign or be removed by the Sponsor, which would trigger early termination of the Trust.

The Depository is not a trustee for the Trust or the Shareholders. As stated above, the Depository is not obligated to maximize the interest rate paid to the Trust. In addition, the Depository has no duty to continue to act as the depository of the Trust. The Depository can terminate its role as depository for any reason whatsoever upon 90 days’ notice to the Trust. If directed by the Sponsor, the Trustee must terminate the Depository. Such a termination might result, for example, if the Sponsor determines that the interest rate paid by the Depository is inadequate. In the event that the Depository was to resign or be removed, the Trust will be terminated.

Shareholders may incur significant fees upon the termination of the Trust.

The occurrence of any one of several events would either require the Trust to terminate or permit the Sponsor to terminate the Trust. For example, if the Depository were to resign or be removed, then the Sponsor would be required to terminate the Trust. Shareholders tendering their Shares within 90 days of the Trust’s termination will receive the amount of Canadian Dollars represented by their Shares. Shareholders may incur significant fees if they choose to convert the Canadian Dollars they receive to USD. See “Description of the Depositary Trust Agreement — Termination of the Trust” for more information about the termination of the Trust, including when the termination of the Trust may be triggered by events outside the direct control of the Sponsor, the Trustee or the Shareholders.

Redemption orders are subject to rejection by the Trustee under certain circumstances.

The Trustee will reject a redemption order if the order is not in proper form as described in the Participant Agreement or if the fulfillment of the order, in the opinion of its counsel, might be unlawful. Any such rejection could adversely affect a redeeming Shareholder. For example, the resulting delay would adversely affect the value of the Shareholder’s redemption distribution if the NAV were to decline during the delay. See “Creation and Redemption of Shares — Redemption Procedures — Suspension or rejection of redemption orders.” In the Depositary Trust Agreement, the Sponsor and the Trustee disclaim any liability for any loss or damage that may result from any such rejection.

Substantial sales of Canadian Dollars by the official sector could adversely affect an investment in the Shares.

The official sector consists of central banks, other governmental agencies and multi-lateral institutions that buy, sell and hold Canadian Dollars as part of their reserve assets. The official sector holds a significant amount of Canadian Dollars that can be mobilized in the open market. In the event that future economic, political or social conditions or pressures require members of the official sector to sell their Canadian Dollars simultaneously or in an uncoordinated manner, the demand for Canadian Dollars might not be sufficient to accommodate the sudden increase in the supply of Canadian Dollars to the market. Consequently, the price of the Canadian Dollar could decline, which would adversely affect an investment in the Shares.

Shareholders that are not Authorized Participants may only purchase or sell their Shares in secondary trading markets.

Only Authorized Participants may create or redeem Baskets through the Trust. All other investors that desire to purchase or sell Shares must do so through NYSE Arca or in other markets, if any, in which the Shares are traded.

The liability of the Sponsor and the Trustee under the Depositary Trust Agreement is limited and, except as set forth in the Depositary Trust Agreement, they are not obligated to prosecute any action, suit or other proceeding in respect of any Trust property.

The Depositary Trust Agreement provides that neither the Sponsor nor the Trustee assumes any obligation or is subject to any liability under the Trust Agreement to any Shareholder, except that they each agree to perform their respective obligations specifically set forth in the Depositary Trust Agreement without negligence or bad faith. Additionally, neither the Sponsor nor the Trustee is obligated to, although each may in its respective discretion, prosecute any action, suit or other proceeding in respect of any Trust property. The Depositary Trust Agreement does not confer upon Shareholders the right to prosecute any such action, suit or other proceeding.

The Depositary Trust Agreement may be amended to the detriment of Shareholders without their consent.

The Sponsor and the Trustee may amend most provisions (other than those addressing core economic rights) of the Depositary Trust Agreement without the consent of any Shareholder. Such an amendment could impose or increase fees or charges borne by the Shareholders. Any amendment that increases fees or charges (other than taxes and other governmental charges, registration fees or other expenses), or that otherwise prejudices any substantial existing rights of Shareholders, will not become effective until 30 days after written notice is given to Shareholders.

The License Agreement with The Bank of New York Mellon may be terminated by The Bank of New York Mellon in the event of a material breach. Termination of the License Agreement might lead to early termination and liquidation of the Trust.

The Bank of New York Mellon and an affiliate of the Sponsor have entered into a License Agreement granting the Sponsor’s affiliate a license to certain patent applications made by The Bank of New York Mellon covering systems and methods for securitizing a commodity. The Sponsor’s affiliate has sublicensed the license to the Sponsor. The license is limited to a non-exclusive grant for the life of The Bank of New York Mellon’s patents and patent applications. The License Agreement provides that each of the parties may provide notice of intent to terminate the License Agreement in the event the other party commits a material breach. If the License Agreement is terminated and one or more of The Bank of New York Mellon’s patent applications issue as patents, then The Bank of New York Mellon may claim that the operation of the Trust violates its patent or patents and seek an injunction forcing the Trust to cease operation and the Shares to cease trading. In that case, the Trust might be forced to terminate and liquidate, which would adversely affect Shareholders.

Glossary of Terms

In this prospectus, each of the following terms has the meaning assigned to it here:

“Authorized Participant” — A DTC Participant that is a registered broker-dealer or other securities market participant such as a bank or other financial institution that is not required to register as a broker-dealer to engage in securities transactions and that has entered into a Participant Agreement with the Sponsor and the Trustee. Only Authorized Participants may place orders to create or redeem Baskets.

“Basket Canadian Dollar Amount” — The deposit required to create one or more Baskets pursuant to a purchase order. This deposit will be an amount of Canadian Dollars bearing the same proportion to the number of Baskets to be created as the total assets of the Trust (net of estimated accrued but unpaid expenses) bears to the number of Baskets outstanding on the date that the order to purchase is accepted by the Trustee.

“BBA rate” — The British Bankers Association LIBOR Overnight rate for the Canadian Dollar, a benchmark or reference rate for short term interest rates worldwide. It is calculated daily by the British Bankers Association; more information can be obtained at www.bba.org.uk, including historical BBA rates and descriptions of the calculation methodology and conventions. The daily BBA rate can be obtained through a subscription provided by the British Bankers Association.

“Canadian Dollar” — The official currency of Canada.

“Closing Spot Rate” — The USD/Canadian Dollar exchange rate as determined by The WM Company at 4:00 PM (London time) on each day that NYSE Arca is open for regular trading.

“Deposit Account Agreement” — The agreements, including the Account Application and the JPMorgan Chase Bank, N.A. Global Account Terms, between the Trustee and the Depository establishing the Deposit Accounts with the Depository.

“Deposit Accounts” — The primary and secondary Canadian Dollar-denominated, demand accounts of the Trust established with the Depository by the Deposit Account Agreement. The Deposit Accounts hold the Canadian Dollars deposited with the Trust.

“Depositary Trust Agreement” – The agreement between the Trustee and the Sponsor establishing and governing the operations of the Trust.

“DTC” — The Depository Trust Company. DTC is a limited purpose trust company organized under the laws of the State of New York, a member of the U.S. Federal Reserve System and a clearing agency registered with the SEC. DTC acts as the securities depository for the Shares.

“DTC Participant” — Participants in DTC, such as banks, brokers, dealers and trust companies.

“Foreign exchange” — The exchange of one currency for another.

“Indirect Participants” — Those banks, brokers, dealers, trust companies and others that maintain, either directly or indirectly, a custodial relationship with a DTC Participant.

“Internal Revenue Code” — The Internal Revenue Code of 1986, as amended.

“Investment Company Act” — The Investment Company Act of 1940, as amended.

“NAV” — Net asset value. The Trustee calculates, and the Sponsor publishes, the Trust’s NAV each business day as soon as practicable after The WM Company announces the Closing Spot Rate. To calculate the NAV, the Trustee adds to the amount of Canadian Dollars in the Trust at the end of the preceding day accrued but unpaid interest, if any, Canadian Dollars receivable under pending purchase orders and the value of other Trust assets, and subtracts the accrued but unpaid Sponsor’s fee, Canadian Dollars payable under pending redemption orders and other Trust expenses and liabilities, if any.

“Participant Agreement” — An agreement entered into by each Authorized Participant with the Sponsor and the Trustee that states the procedures for the creation and redemption of Baskets and for the delivery of Canadian Dollars required for creation and redemption.

“Securities Act” — The Securities Act of 1933, as amended.

“Securities Exchange Act” — The Securities Exchange Act of 1934, as amended.

“Shareholder” — Any owner of a Share (whether such owner owns through DTC, a DTC Participant or an Indirect Participant).

“Sponsor Indemnified Party” — The Sponsor, its members, officers, employees and agents.

“SWIFT” — Society for Worldwide Interbank Financial Telecommunication.

“The WM Company” — A joint venture of The World Markets Company PLC and Thomson Reuters.

“USD” or “$” — United States Dollar or Dollars.

Statement Regarding Forward-Looking Statements

This prospectus and information incorporated by reference in this prospectus includes “forward-looking statements” which generally relate to future events or future performance. In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “should,” “expect,” “plan,” “anticipate,” “believe,” “estimate,” “predict,” “potential” or the negative of these terms or other comparable terminology. All statements (other than statements of historical fact) included in this prospectus or incorporated by reference in this prospectus that address activities, events or developments that will or may occur in the future, including such matters as changes in currency prices and market conditions (for the Canadian Dollar and the Shares), the Trust’s operations, the Sponsor’s plans and references to the Trust’s future success and other similar matters are forward-looking statements. These statements are only predictions. Actual events or results may differ materially. These statements are based upon certain assumptions and analyses the Sponsor made, based on its perceptions of historical trends, current conditions and expected future developments, as well as other factors appropriate in the circumstances. Whether or not actual results and developments will conform to the Sponsor’s expectations and predictions, however, is subject to a number of risks and uncertainties, including the special considerations discussed in this prospectus, general economic, market and business conditions, changes in laws and regulations, including those concerning taxes, made by governmental authorities and regulatory bodies and other world economic and political developments. See “Risk Factors.” Consequently, all forward-looking statements made in this prospectus or incorporated by reference in this prospectus are qualified by these cautionary statements, and there can be no assurance that the actual results or developments that the Sponsor anticipates will be realized or, even if substantially realized, that they will result in the expected consequences to, or have the expected effects on, the Trust’s operations or the value of the Shares. Moreover, neither the Sponsor nor any other person assumes responsibility for the accuracy or completeness of the forward-looking statements. Neither the Trust nor the Sponsor is under a duty to update any of the forward-looking statements to conform such statements to actual results or to reflect a change in the Sponsor’s expectations or predictions.

Use of Proceeds

The proceeds received by the Trust from the issuance and sale of Baskets are Canadian Dollars. Such proceeds are deposited into the Deposit Accounts. In accordance with the Depositary Trust Agreement, during the life of the Trust these proceeds will only be (1) owned by the Trust and held by the Depository, (2) disbursed or sold as needed to pay the Trust’s expenses, and (3) distributed to Authorized Participants upon the redemption of Baskets.

Overview of the Foreign Exchange Industry

There are three major kinds of transactions in the traditional foreign exchange markets: spot transactions, outright forwards and foreign exchange swaps. “Spot” trades are foreign exchange transactions that settle typically within two business days with the counterparty to the trade. “Forward” trades are transactions that settle on a date beyond spot and “swap” transactions are transactions in which two parties exchange two currencies on one or more specified dates over an agreed period and exchange them again when the period ends. There also are transactions in currency options, which trade both over-the-counter and, in the U.S., on the Philadelphia Stock Exchange. Currency futures are transactions in which an institution buys or sells a standardized amount of foreign currency on an organized exchange for delivery on one of several specified dates. Currency futures are traded in a number of regulated markets, including the International Monetary Market division of the Chicago Mercantile Exchange, the Singapore Exchange Derivatives Trading Limited (formerly the Singapore International Monetary Exchange, or SIMEX) and the London International Financial Futures Exchange (LIFFE).

Participants in the foreign exchange market have various reasons for participating. Multinational corporations and importers need foreign currency to acquire materials or goods from abroad. Banks and multinational corporations sometimes require specific wholesale funding for their commercial loan or other foreign investment portfolios. Some participants hedge open currency exposure through off-balance-sheet products.

The primary market participants in foreign exchange are banks (including government-controlled central banks), investment banks, money managers, multinational corporations and institutional investors. The most significant participants are the major international commercial banks that act both as brokers and as dealers. In their dealer role, these banks maintain long or short positions in a currency and seek to profit from changes in exchange rates. In their broker role, the banks handle buy and sell orders from commercial customers, such as multinational corporations. The banks earn commissions when acting as agent. They profit from the spread between the rates at which they buy and sell currency for customers when they act as principal.

Much of the foregoing information is taken from A Foreign Exchange Primer by Shani Shamah (John Wiley & Sons Ltd., 2003) and Trading in the Global Currency Markets by Cornelius Luca (New York Institute of Finance, 2d ed., 2000).

The Canadian Dollar

The Canadian Dollar is the national currency of Canada and the currency of the accounts of the Bank of Canada, the Canadian central bank. The official currency code for the Canadian Dollar is “CAD.” As with U.S. currency, 100 Canadian cents are equal to one Canadian Dollar.

The Canadian Dollar was introduced in 1858. Initially, the Canadian Dollar was redeemable for gold, but the gold standard was suspended at times and abandoned officially in 1933. In 1934, Canada’s official central bank, the Bank of Canada, was established. During World War II, the Canadian Dollar was pegged to the USD and the British Pound by the Canadian government. In 1950, Canada abolished the fixed rates of exchange for the Canadian Dollar into USD and British Pounds. In 1962, Canada again established fixed rates of exchange based primarily on the USD. In 1970, the Canadian government decided to allow the value of the Canadian Dollar to float; as a result, its value now depends almost entirely on market forces. The foregoing information was compiled from the Bank of Canada’s website at http://www.bankofcanada.ca/en.

Investment Attributes of the Trust

The investment objective of the Trust is for the Shares to reflect the price in USD of the Canadian Dollar. The Sponsor believes that, for many investors, the Shares represent a cost-effective investment relative to traditional means of investing in the foreign exchange market. As the value of the Shares is tied to the value of the Canadian Dollars held by the Trust, it is important in understanding the investment attributes of the Shares to first understand the investment attributes of the Canadian Dollar.

REASONS FOR INVESTING IN THE CANADIAN DOLLAR

All forms of investment carry some degree of risk. Although the Shares have certain unique risks described in “Risk Factors,” generally these are the same risks as investing directly in the Canadian Dollar. Moreover, investment in the Shares may help to balance a portfolio or protect against currency swings, thereby reducing overall risk.

Investors may wish to invest in the Canadian Dollar in order to take advantage of short-term tactical or long-term strategic opportunities. From a tactical perspective, an investor that believes that the USD is weakening relative to the Canadian Dollar may choose to buy Shares in order to capitalize on the potential movement. An investor that believes that the Canadian Dollar is overvalued relative to the USD may choose to sell Shares. Sales may also include short sales that are permitted under SEC and exchange regulations.

From a strategic standpoint, since currency movements can affect returns on cross-border investments and businesses, both individual investors and businesses may choose to hedge their currency risk through the purchase or sale of Canadian Dollars. For example, in the case where a U.S. investor has a portfolio consisting of Canadian equity and fixed income securities, the investor may decide to hedge the currency exposure that exists within the Canadian portfolio by selling an appropriate amount of Shares. Again, such sales may include short sales in accordance with applicable SEC regulations. In doing this, the U.S. investor may be able to mitigate the impact that changes in exchange rates have on the returns associated with Canadian equity and fixed income components of the portfolio.

Similarly, a business that has currency exposure because it manufactures or sells its products abroad is exposed to exchange rate risk. Buying or selling Shares in appropriate amounts can reduce the business’s exchange rate risk.

More generally, investors that wish to diversify their investment portfolios with a wider range of non-correlative investments may desire to invest in foreign currencies. Non-correlative asset classes, such as foreign currencies, are often used to enhance investment portfolios by making them more consistent and less volatile. Less volatility means lower risk and closer proximity to an expected return.

COST-EFFICIENT PARTICIPATION IN THE MARKET FOR THE CANADIAN DOLLAR

The Shares are intended to provide institutional and retail investors with a simple, cost-effective means of gaining investment benefits similar to those of holding Canadian Dollars. The costs of purchasing Shares should not exceed the costs associated with purchasing any other publicly-traded equity securities. The Shares are an investment that is:

Easily Accessible. Investors are able to access the market for the Canadian Dollar through a traditional brokerage account. The Shares are bought and sold on NYSE Arca like any other exchange-listed security.

Exchange-Traded. Because they are traded on NYSE Arca, the Shares provide investors with an efficient means of implementing investment tactics and strategies that involve Canadian Dollars. NYSE Arca-listed securities are eligible for margin accounts. Accordingly, investors are able to purchase and hold Shares with borrowed money to the extent permitted by law.

Transparent. The Shares are backed by the assets of the Trust, which does not hold or use derivative products. The value of the holdings of the Trust is reported on the Trust’s website, www.currencyshares.com, every business day.

Investing in the Shares will not insulate the investor from price volatility or other risks. See “Risk Factors.”

INTEREST ON DEPOSITED CANADIAN DOLLARS

JPMorgan Chase Bank, N.A., London Branch, maintains two deposit accounts for the Trust: a primary deposit account that may earn interest and a secondary deposit account that does not earn interest. Interest on the primary deposit account, if any, accrues daily and is paid monthly. The Depository may change the rate at which interest accrues based upon changes in the BBA rate, other market conditions or the Depository’s liquidity needs. Although the Depository may consider the BBA rate in setting the interest rate, the rate paid to the Trust may be lower than the BBA rate. The Depository notifies the Sponsor of the interest rate applied each business day after the close of such business day. The Sponsor discloses the current interest rate on the Trust’s website. If the Sponsor believes that the interest rate paid by the Depository is not competitive, the Sponsor’s sole recourse will be to remove the Depository by terminating the Deposit Account Agreement and closing the accounts.

The secondary deposit account is used to account for any interest that may be received and paid on creations and redemptions of Baskets. The secondary deposit account is also used to account for interest earned on the primary deposit account, if any, pay Trust expenses and distribute any excess interest to Shareholders on a monthly basis. In the event that the interest deposited exceeds the sum of the Sponsor’s fee for the prior month plus other Trust expenses, if any, then the Trustee will direct that the excess be converted into USD at a prevailing market rate and the Trustee will distribute the USD as promptly as practicable to Shareholders on a pro-rata basis (in accordance with the number of Shares that they own).

TRUST EXPENSES

The Trust’s only ordinary recurring expense is the Sponsor’s fee. The Sponsor is responsible for payment of the following administrative and marketing expenses of the Trust: the Trustee’s monthly fee, typical maintenance and transaction fees of the Depository, NYSE Arca listing fees, SEC registration fees, printing and mailing costs, audit fees and expenses, up to $100,000 per annum in legal fees and expenses, and applicable license fees. The Sponsor’s fee accrues daily at an annual nominal rate of 0.40% of the Canadian Dollars in the Trust. Each month, the Trust first withdraws Canadian Dollars the Trust has earned as interest, if any, to pay the Sponsor’s fee and any other Trust expenses that have been incurred. If that interest is not sufficient to fully pay the Sponsor’s fee and other Trust expenses, then the Trustee will withdraw Canadian Dollars as needed from the primary deposit account to pay these expenses. Shareholders do not have the option of choosing to pay their proportionate share of the excess expenses in lieu of having their share of expenses paid by withdrawing Canadian Dollars from the primary deposit account. If the Trust were to incur expenses in USD (which is not anticipated), Canadian Dollars will be converted to USD at a prevailing market rate at the time of conversion to pay these expenses. The payment of expenses in Canadian Dollars and the conversion of Canadian Dollars to USD, if required to pay expenses of the Trust, are taxable events to Shareholders. See “United States Federal Tax Consequences — Taxation of U.S. Shareholders.”

In certain exceptional cases the Trust will pay for some expenses in addition to the Sponsor’s fee. These exceptions include expenses not assumed by the Sponsor, taxes and governmental charges, expenses and costs of any extraordinary services performed by the Trustee or the Sponsor on behalf of the Trust or action taken by the Trustee or the Sponsor to protect the Trust or the interests of Shareholders, indemnification of the Sponsor under the Depositary Trust Agreement, and legal expenses in excess of $100,000 per year.

In the event that none of the extraordinary expenses described in the immediately preceding paragraph are charged to the Trust, an investment of $10,000 in Shares will incur an annual fee of approximately $40, or approximately $200 over five years. Additionally, investors should expect to pay customary brokerage fees and expenses for each purchase or sale of Shares. An Authorized Participant will pay transaction fees to the Trustee, which will not be contributed to the Trust, for each creation or redemption order.

Description of the Trust

The Trust was formed under the laws of the State of New York on June 8, 2006. The Trust holds Canadian Dollars and, from time to time, issues Baskets in exchange for deposits of Canadian Dollars and distributes Canadian Dollars in connection with redemptions of Baskets. The investment objective of the Trust is for the Shares to reflect the price in USD of the Canadian Dollar. The material terms of the Depositary Trust Agreement are discussed under “Description of the Depositary Trust Agreement.” The Shares represent units of fractional undivided beneficial interest in, and ownership of, the Trust. The Trust is not managed like a business corporation or an active investment vehicle. The Canadian Dollars held by the Trust will only be sold (1) if needed to pay Trust expenses, (2) in the event the Trust terminates and liquidates its assets or (3) as otherwise required by law or regulation. The payment of expenses in Canadian Dollars and the conversion of Canadian Dollars to USD, if necessary to pay expenses of the Trust, are taxable events to Shareholders. See “United States Federal Tax Consequences — Taxation of U.S. Shareholders.”

The Trust is not registered as an investment company under the Investment Company Act and is not required to register under such Act.

The Trust creates and redeems Shares from time to time, but only in whole Baskets. A Basket is a block of 50,000 Shares. The number of Shares outstanding is expected to increase and decrease from time to time as a result of the creation and redemption of Baskets. Authorized Participants pay for Baskets with Canadian Dollars. Shareholders pay for Shares with USD.

The creation and redemption of Baskets requires the delivery to the Trust or the distribution by the Trust of the amount of Canadian Dollars represented by the Baskets being created or redeemed. This amount is based on the total Canadian Dollars represented by the number of Shares included in the Baskets being created or redeemed. Baskets may be created or redeemed only by Authorized Participants. Authorized Participants will pay transaction fees for each order to create or redeem Baskets. See “Creation and Redemption of Shares.” Authorized Participants may sell to other investors all or part of the Shares included in the Baskets that they purchase from the Trust. See “Plan of Distribution.”

The Trustee calculates, and the Sponsor publishes, the Trust’s NAV each business day. To calculate the NAV, the Trustee adds to the amount of Canadian Dollars in the Trust at the end of the preceding day accrued but unpaid interest, if any, Canadian Dollars receivable under pending purchase orders and the value of other Trust assets, and subtracts the accrued but unpaid Sponsor’s fee, Canadian Dollars payable under pending redemption orders and other Trust expenses and liabilities, if any. The NAV is expressed in USD based on the Closing Spot Rate. The Trustee also determines the NAV per Share, which equals the NAV of the Trust divided by the number of outstanding Shares. See “Description of the Depositary Trust Agreement — Valuation of Canadian Dollars; Definition of Net Asset Value” for a more detailed description of how the NAV of the Trust and the NAV per Share are calculated.

The Trust’s assets consist only of Canadian Dollars on demand deposit in two Canadian Dollar-denominated accounts at JPMorgan Chase Bank, N.A., London Branch: a primary deposit account may earn interest and a non-interest bearing secondary account. The Trust does not hold any derivative products. Each Share represents a proportional interest, based on the total number of Shares outstanding, in the Canadian Dollars owned by the Trust, plus accrued and unpaid interest, if any, less accrued but unpaid expenses (both asset-based and non-asset based) of the Trust. The Sponsor expects that the price of a Share will fluctuate in response to fluctuations in the price of the Canadian Dollar and that the price of a Share will reflect accumulated interest as well as the estimated accrued but unpaid expenses of the Trust.

Investors may obtain, 24 hours a day, foreign exchange pricing information based on the spot price of the Canadian Dollar from various financial information service providers. Current spot prices are also generally available with bid/ask spreads from foreign exchange dealers. In addition, the Trust’s website, www.currencyshares.com, provides ongoing pricing information for Canadian Dollar spot prices and the Shares. Market prices for the Shares are available from a variety of sources, including brokerage firms, information websites and other information service providers. One such website is hosted by Bloomberg, http://www.bloomberg.com/markets/currencies.html, and it regularly reports current foreign exchange pricing information. The NAV of the Trust is published by the Sponsor on each day that NYSE Arca is open for regular trading and is posted on the Trust’s website.

The Trust will terminate upon the occurrence of any of the termination events listed in the Depositary Trust Agreement and will otherwise terminate on June 8, 2046. See “Description of the Depositary Trust Agreement — Termination of the Trust.”

The Sponsor

The Sponsor of the Trust is Guggenheim Specialized Products, LLC, a Delaware limited liability company. The Sponsor and its affiliates collectively do business as “Guggenheim Investments.” The principal offices of the Sponsor and the Trust are the offices of Guggenheim Investments at 805 King Farm Boulevard, Suite 600, Rockville, Maryland 20850, and the Sponsor does not own or lease any other property.

Guggenheim Specialized Products, LLC sponsored the first exchange-traded product limited solely to particular foreign currency, the CurrencyShares® Euro Trust (NYSE Arca: FXE). In addition to the CurrencyShares® Euro Trust and the Trust, Guggenheim also sponsors seven other exchange-traded products limited solely to foreign currency, as follows: CurrencyShares® Australian Dollar Trust (NYSE Arca: FXA); CurrencyShares® British Pound Sterling Trust (NYSE Arca: FXB); CurrencyShares® Chinese Renminbi Trust (NYSE Arca: FXCH); CurrencyShares® Japanese Yen (NYSE Arca: FXY); CurrencyShares® Singapore Dollar Trust (NYSE Arca: FXSG); CurrencyShares® Swedish Krona Trust (NYSE Arca: FXS); and CurrencyShares® Swiss Franc Trust (NYSE Arca: FXF).

Nikolaos Bonos and Joseph Arruda serve as the Chief Executive Officer and Chief Financial Officer of the Sponsor, respectively. The Sponsor’s Board of Managers is composed of Mr. Arruda, Mr. Bonos and Michael Byrum.

Nikolaos Bonos, 49, has been the Chief Executive Officer of the Sponsor since May 2009. Mr. Bonos has been a Manager of the Sponsor since September 2005. Prior to his appointment as Chief Executive Officer, Mr. Bonos served as the Chief Financial Officer of the Sponsor beginning in September 2005. Mr. Bonos has served as Executive Officer of Rydex Fund Services LLC, an affiliate of the Sponsor, from January 2009 to the present and as Senior Vice President of Rydex Fund Services LLC, from December 2003 to August 2006 and Vice President of Accounting of Rydex Fund Services LLC, from 2001 to December 2003. Mr. Bonos holds a Bachelor of Science in Business Administration with a major in Finance from Suffolk University.

Joseph Arruda, 46, has been the Chief Financial Officer of the Sponsor since May 2009. Mr. Arruda has been a Manager of the Sponsor since July 2009. Prior to his appointment as Chief Financial Officer, Mr. Arruda served as Vice President, Fund Accounting, and Administration, of the Sponsor beginning in 2003. From 1997 to 2003, Mr. Arruda served as Vice President, Fund Accounting at State Street Corporation. He holds a Bachelor of Science with a Finance and Accounting concentration from Bridgewater State College.

Michael Byrum, 42, has served as a Manager of the Sponsor since September 2005. Since August 2006, he has served as the Chief Investment Officer, of Rydex Advisors II, LLC (RAII), and Rydex Advisors, LLC (RA), affiliates of the Sponsor, and each of which were merged into Security Investors, LLC, also an affiliate of the Sponsor, as of January 3, 2011. Mr. Byrum served as the Executive Vice President of RAII from December 2002 to May 2004, and as President of RA from May 2004 until January 2011. He has served as Senior Vice President of Security Investors, LLC, since December 1, 2010. Mr. Byrum is a Chartered Financial Analyst and has a Bachelor of Science in Business Administration with a major in Finance from Miami University of Ohio.

The Sponsor established the Trust and is responsible for the registration of the Shares. The Sponsor generally oversees the performance of the Trustee and the Trust’s principal service providers, but does not exercise day-to-day oversight over the Trustee or such service providers. The Sponsor regularly communicates with the Trustee to monitor the overall performance of the Trust. The Sponsor, with assistance and support from the Trustee, is responsible for preparing and filing periodic reports on behalf of the Trust with the SEC provides any required certification for such reports. The Sponsor designates the independent registered public accounting firm of the Trust and from time to time employs legal counsel for the Trust.

The Distributor assists the Sponsor in marketing the Shares. The Sponsor may determine to engage additional or successor distributors. See “The Distributor” for more information about the Distributor.

The Sponsor maintains a public website on behalf of the Trust, www.currencyshares.com, which contains information about the Trust and the Shares, and oversees certain Shareholder services, such as a call center and prospectus delivery.

The Sponsor may direct the Trustee in the conduct of its affairs, but only as provided in the Depositary Trust Agreement. For example, the Sponsor may direct the Trustee to terminate the Trust if certain criteria are met. If the market capitalization of the Trust is less than $300 million at any time for five consecutive trading days, then the Sponsor may, in accordance with the Depositary Trust Agreement, direct the Trustee to terminate and liquidate the Trust. If the Trustee shall be adjudged bankrupt or insolvent, or a receiver of the Trustee or of its property shall be appointed, or a trustee or liquidator or any public officer shall take charge or control of such Trustee or of its property or affairs for the purposes of rehabilitation, conservation or liquidation, then, in any such case, the Sponsor shall remove the Trustee, and such removal shall take effect upon the appointment of a successor trustee and its acceptance of such appointment. If at any time the Trustee ceases to be a qualified bank (as defined in the Depositary Trust Agreement) or is in material breach of its obligations under the Depositary Trust Agreement and the Trustee fails to cure such breach within 30 days after receipt by the Trustee of written notice specifying such default from the Sponsor or Shareholders acting on behalf of at least 25% of the outstanding Shares, the Sponsor may remove the Trustee. See “Description of the Depositary Trust Agreement — The Trustee — Resignation, discharge or removal of trustee; successor trustees” for more information.

Fees are paid by the Trust to the Sponsor as compensation for services performed under the Depositary Trust Agreement. The Sponsor’s fee accrues daily at an annual nominal rate of 0.40% of the Canadian Dollars in the Trust. Additionally, Authorized Participants will pay a variable fee to the Sponsor for creation orders and redemption orders of two or more Baskets to compensate the Sponsor for costs associated with the registration of Shares. The variable fee paid to the Sponsor by an Authorized Participant will not exceed $2,000 for each creation or redemption order, as set forth in the Participant Agreement.

M7 Ventures, LLC, a Delaware limited liability company, provided product development support and consulting to the Sponsor in connection with the initial registration of the Shares and is expected to provide support and consulting services to the Sponsor for the duration of the Trust. M7 and the Sponsor have also agreed to collaborate with one another relative to the development and offering of other related currency products. M7 has invested significant resources in the development of the Shares. In consideration of M7’s past and future efforts, the Sponsor has agreed to pay M7 a recurring fee for the duration of the Trust. M7 and the Sponsor have agreed to maintain the confidentiality of all confidential and proprietary information that they share with one another. M7 has agreed not to solicit, initiate or encourage any inquiries, proposals or offers from anyone other than the Sponsor regarding the development of the Trust or of any other related currency products.

The Trustee

The Bank of New York Mellon, a banking corporation with trust powers organized under the laws of the State of New York, serves as the Trustee. The Bank of New York Mellon has a trust office at 2 Hanson Place, Brooklyn, New York 11217. The Bank of New York Mellon is subject to supervision by the New York State Banking Department and the Board of Governors of the U.S. Federal Reserve System. Information regarding creation and redemption Basket composition, the NAV of the Trust, transaction fees and the names of the parties that have executed Participant Agreements may be obtained from The Bank of New York Mellon. A copy of the Depositary Trust Agreement is available for inspection at The Bank of New York Mellon’s trust office identified above and on the SEC’s website at www.sec.gov. Under the Depositary Trust Agreement, the Trustee may be removed if it fails to maintain capital, surplus and undivided profits of $500 million.

The Trustee earns a monthly fee that is paid by the Sponsor.

The Trustee is generally responsible for the day-to-day administration of the Trust, including keeping the Trust’s operational records. The Trustee’s principal responsibilities include withdrawing the Trust’s Canadian Dollars as needed to pay the Trust’s expenses, calculating the NAV of the Trust and the NAV per Share, receiving and processing orders from Authorized Participants to create and redeem Baskets and coordinating the processing of such orders with the Depository and DTC. See “The Depository.” The Trustee is not responsible for the overall performance of the Trust.

Following payment of the Sponsor’s fee and other Trust expenses, if any, the Trustee will direct that any interest on the primary deposit account that exceeds the Trust’s expenses be converted into USD and the Trustee will distribute the USD as promptly as practicable to Shareholders. See “Investment Attributes of the Trust — Interest on Deposited Canadian Dollars.”

The Trustee communicates regularly with the Sponsor regarding administration of the Trust. The Trustee, along with the Sponsor, consults with the Trust’s legal, accounting and other professional service providers as needed. The Trustee assists and supports the Sponsor with the preparation of all periodic reports required to be filed with the SEC on behalf of the Trust.

Affiliates of the Trustee may from time to time act as Authorized Participants or purchase or sell Canadian Dollars or Shares for their own account.

The Depository

JPMorgan Chase Bank, N.A., London Branch, is the Depository. The Depository accepts Canadian Dollars deposited with it as a banker by Authorized Participants in connection with the creation of Baskets. The Depository facilitates the transfer of Canadian Dollars into and out of the Trust through the primary and secondary deposit accounts maintained with it as a banker by the Trust.

The Depository may pay interest on the primary deposit account. Interest on the primary deposit account, if any, accrues daily and is paid by the Depository monthly through a deposit into the secondary deposit account. If the Depository does not pay interest on the primary deposit account, the Trust may be required to utilize the principal in the account to cover its expenses, which would lead to dilution for the Shareholders. The Sponsor does not contemplate changing depositories in order to prevent Shareholders from experiencing dilution of the amount of Canadian Dollars composing a Share, as the inconvenience to Authorized Participants that deliver currency to and receive currency from the present depository would be considerable and, in the experience of the Sponsor, other depositories are unlikely to be able to pay interest at an increased rate on a consistent basis so as to prevent such dilution.

The Depository is not paid a fee for its services to the Trust. The Depository earns a “spread” or “margin” over the rate of interest it pays to the Trust on the Canadian Dollar deposit balances.

The Depository is not a trustee for the Trust or the Shareholders. For further information about the function of the Depository, see “Description of the Deposit Account Agreement.”

The Depository and its affiliates may from time to time act as Authorized Participants or purchase or sell Canadian Dollars or Shares for their own account, as agent for their customers and for accounts over which they exercise investment discretion.

The Distributor

Guggenheim Distributors, LLC, a Kansas limited liability company, is the Distributor. The Distributor is a registered broker-dealer with the SEC and is a member of the Financial Industry Regulatory Authority, Inc.

The Distributor assists the Sponsor in developing an ongoing marketing plan for the Trust, preparing marketing materials regarding the Shares, including the content on the Trust’s website, www.currencyshares.com, executing the marketing plan for the Trust, and providing strategic and tactical research on the global foreign exchange market. The Distributor and the Sponsor are affiliates of one another. There is no written agreement between them, and no compensation is paid by the Sponsor to the Distributor in connection with services performed by the Distributor for the Trust. For more information about the distribution of the Shares, see “Plan of Distribution.”

Related Party Transaction

The Sponsor and the Trust are both parties to the Depositary Trust Agreement. Under the Depositary Trust Agreement, the Trust is obligated to pay the Sponsor, monthly in arrears, a fee that accrues daily at an annual nominal rate of 0.40% of the Canadian Dollars in the Trust. For further information about the Depositary Trust Agreement, see “Description of the Depositary Trust Agreement.”

CurrencyShares Canadian Dollar Trust® Organizational Chart

The following chart illustrates the relationships between the Trust and various service providers to the Trust, as well as investors in the Shares issued by the Trust.

Description of the Shares

The Trustee is authorized under the Depositary Trust Agreement to create and issue an unlimited number of Shares. The Trustee creates Shares only in Baskets (a Basket being a block of 50,000 Shares) and only upon the order of an Authorized Participant. The Shares represent units of fractional undivided beneficial interest in, and ownership of, the Trust and have no par value. Any creation and issuance of Shares above the amount registered with the SEC on the registration statement of which this prospectus is a part will require registration with the SEC of the additional Shares.

LIMITED RIGHTS

The Shares are not a traditional investment. They are dissimilar from the “shares” of a corporation operating a business enterprise, with management and a board of directors. Trust Shareholders do not have rights normally associated with owning shares of a business corporation, including, for example, the right to bring “oppression” or “derivative” actions. Shareholders have only those rights explicitly set forth in the Depositary Trust Agreement. All Shares are of the same class with equal rights and privileges. Each Share is transferable, is fully paid and non-assessable and entitles the holder to vote on the limited matters upon which Shareholders may vote under the Depositary Trust Agreement. The Shares do not entitle their holders to any conversion or pre-emptive rights or, except as provided below, any redemption or distribution rights.

Distributions. Each month the Depository deposits into the secondary deposit account accrued but unpaid interest, if any, and the Trustee withdraws Canadian Dollars from the secondary deposit account to pay the accrued Sponsor’s fee for the previous month plus other Trust expenses, if any. In the event that the interest deposited exceeds the sum of the Sponsor’s fee for the prior month plus other Trust expenses, if any, then the Trustee will direct that the excess be converted into USD at a prevailing market rate and the Trustee will distribute the USD as promptly as practicable to Shareholders on a pro-rata basis (in accordance with the number of Shares that they own). If the Trust incurs expenses in USD (which is not anticipated), Canadian Dollars will be converted to USD at a prevailing market rate at the time of conversion to pay these expenses. The payment of expenses in Canadian Dollars and the conversion of Canadian Dollars to USD, if required to pay expenses of the Trust, are taxable events to Shareholders. See “United States Federal Tax Consequences — Taxation of U.S. Shareholders.”

Voting and Approvals. Shareholders have no voting rights under the Depositary Trust Agreement, except in limited circumstances. If the holders of at least 25% of the Shares outstanding determine that the Trustee is in material breach of its obligations under the Depositary Trust Agreement, they may provide written notice to the Trustee (or require the Sponsor to do so) specifying the default and requiring the Trustee to cure such default. If the Trustee fails to cure such breach within 30 days after receipt of the notice, the Sponsor, acting on behalf of the Shareholders, may remove the Trustee. The holders of at least 66-2/3% of the Shares outstanding may vote to remove the Trustee. The Trustee must terminate the Trust at the request of the holders of at least 75% of the outstanding Shares.

Redemption of Shares. The Shares may be redeemed only by or through an Authorized Participant and only in Baskets. See “Creation and Redemption of Shares” for details on the redemption of Shares.

BOOK-ENTRY FORM

All Shares are evidenced by global certificates issued by the Trustee to DTC and registered in the name of Cede & Co., as nominee for DTC. The global certificates evidence all of the Shares outstanding at any time. In order to transfer Shares through DTC, Shareholders must be DTC Participants. The Shares are transferable only through the book-entry system of DTC. A Shareholder that is not a DTC Participant is able to transfer its Shares through DTC by instructing the DTC Participant holding its Shares to transfer the Shares. Transfers are made in accordance with standard securities industry practice.

Description of the Deposit Account Agreement

The Deposit Account Agreement between the Trust and the Depository, governed by the laws of England, establishes the Deposit Accounts. The Depository, as instructed by the Trustee, is authorized to accept Canadian Dollar deposits for the account of the Trust. The Depository is not a trustee for the Trust or the Shareholders. The Depository, as a banker, is obligated to repay the balance of the Deposit Accounts to the Trust on demand and in accordance with the terms and conditions of the Deposit Account Agreement. The following is a description of other material terms of the Deposit Account Agreement.

DUAL ACCOUNTS

The Depository maintains two deposit accounts for the Trust, a primary deposit account that may earn interest and a secondary deposit account which does not earn interest. The secondary deposit account is used to account for any interest that may be received and paid on creations and redemptions of Baskets. The secondary deposit account is also used to account for interest earned, if any, on the primary deposit account, pay Trust expenses and distribute any excess interest to Shareholders on a monthly basis.

REPORTS

The Depository provides the Trustee with account reports identifying the credits and debits of Canadian Dollars to the Deposit Accounts, including the credit of interest in Canadian Dollars to the secondary deposit account. The Trustee is required to examine the reports and account statements it receives from the Depository within a reasonable time of receipt and promptly notify the Depository of any discrepancy of which it becomes aware.

The Depository’s records of all deposits and withdrawals of Canadian Dollars to the Deposit Accounts and all credits of interest in Canadian Dollars to the secondary deposit account that may occur on a business day, and the end-of-business-day account balances in the Deposit Accounts, are stated as of the close of the Depository’s business (usually 4:00 PM, London time) on that business day.

FEES AND EXPENSES

Under the Deposit Account Agreement, the Depository is entitled to invoice the Trustee or debit the secondary deposit account for out-of-pocket expenses. The Trust has also agreed to reimburse the Depository for any taxes, levies, imposts, deductions, charges, stamp, transaction and other duties and withholdings in connection with the Deposit Accounts, except for such items imposed on the overall net income of the Depository. Except for the reimbursable expenses just described, the Depository is not paid a fee for its services to the Trust. The Depository earns a “spread” or “margin” on the Canadian Dollar deposit balances it holds.

DEPOSIT ACCOUNT BALANCES

The Canadian Dollars received by the Trust upon the creation of Baskets are deposited, in each case, into the primary deposit account; a small portion of the Canadian Dollars may be deposited in the secondary deposit account to account for interest, if any, that has been earned on the primary deposit account during the month but not yet paid. If the Sponsor believes that the interest rate paid by the Depository is not adequate, the Sponsor’s sole recourse will be to remove the Depository by terminating the Deposit Account Agreement and closing the accounts. Neither the Trustee nor the Sponsor has the power or authority to deposit the Trust’s Canadian Dollars with any other person, entity or account. Resignation or removal of the Depository for any reason will cause termination of the Trust. See “Description of the Depositary Trust Agreement.” Interest earned on the balance of the primary deposit account, if any, will be used primarily to pay the Trust’s expenses.

INTEREST

If a positive interest rate is being paid by the Depository, interest will begin to be earned on the day Baskets are created (i.e., the date the trade settles). Baskets are created three days after funds are transferred by an Authorized Participant to the primary deposit account held by the Depository. Interest on the primary deposit account, if any, accrues daily and is paid monthly. Interest does not compound, and therefore interest will not be earned on interest accrued but not yet paid by the Depository. Each month the Depository deposits into the secondary deposit account accrued but unpaid interest, if any. Interest earned on the balance of the primary deposit account, if any, is used primarily to pay the Trust’s expenses; any interest remaining after payment of the Sponsor’s fee and other expenses, if any, will be distributed to the Shareholders approximately ten days after the end of the month.

MAXIMUM BALANCE

The Depository reserves the right not to accept, and to return without interest to the remitter of funds, the amounts received for deposit to the Deposit Accounts if the aggregate deposit liability of the Depository exceeds the Canadian Dollar equivalent of 1.5 billion USD.

EXCLUSION OF LIABILITY

The Depository will be responsible only for direct loss or damage that the Trust suffers resulting from the Depository’s gross negligence or willful misconduct. Unless such loss or damages are due to the Depository’s fraud, the Depository will not be liable for loss of business, profits or goodwill or any indirect, consequential, punitive or special damages, whether or not reasonably foreseeable, even if the Depository has been advised of the likelihood of such loss and even if such loss is the result of negligence, breach of contract or otherwise.

INDEMNITY

The Trust will, solely out of the Trust’s assets, indemnify the Depository and each of its officers, directors, employees, subsidiaries and affiliates on demand against all costs and expenses, damages, claims, liabilities and losses (including legal fees) which the Depository or any such officer, director, employee, subsidiary or affiliate may suffer or incur directly or indirectly because of the Trust’s breach of the Deposit Account Agreement, because the Depository acted on what it believed (in good faith and without gross negligence) to be the Trustee’s communication or because of anything done under or as contemplated by the Deposit Account Agreement.

FORCE MAJEURE

The Depository is not liable for any damage, loss, expense or liability caused by acts of God, fire, flood, civil or labor disturbance, war or terrorism, act of any governmental authority or other act or threat of any authority, legal constraint, fraud or forgery (other than on the part of the Depository or any of its directors, officers or employees), malfunction of equipment (including any computer or related software) except where such malfunction is primarily attributable to the Depository’s gross negligence in maintaining the equipment or software, failure of or the effect of rules or operations of any funds transfer system, inability to obtain or interruption of communications facilities, or any cause beyond the reasonable control of the Depository.

TERMINATION

The Depository may terminate the Deposit Account Agreement for any reason whatsoever upon 90 business days’ prior notice. Before the expiration of such notice, the Depository will transfer any cleared balance in the Deposit Accounts in accordance with the Trustee’s reasonable instructions. Any termination of the Deposit Account Agreement will cause the termination of the Trust.

GOVERNING LAW; JURISDICTION

The Deposit Account Agreement is governed by the laws of England and the Depository is subject to the laws of England. The Trust and the Depository consent to the non-exclusive jurisdiction of the courts of England to settle any dispute relating to the Deposit Account Agreement.

Creation and Redemption of Shares

The Trust creates and redeems Shares in Baskets on a continuous basis. A Basket is a block of 50,000 Shares. The creation and redemption of Baskets requires the delivery to the Trust or the distribution by the Trust of the amount of Canadian Dollars represented by the Baskets being created or redeemed. This amount is based on the combined NAV per Share of the number of Shares included in the Baskets being created or redeemed, determined on the day the order to create or redeem Baskets is accepted by the Trustee.

Authorized Participants are the only persons that may place orders to create and redeem Baskets. An Authorized Participant is a DTC Participant that is a registered broker-dealer or other securities market participant such as a bank or other financial institution that is not required to register as a broker-dealer to engage in securities transactions and has entered into a Participant Agreement with the Sponsor and the Trustee. Only Authorized Participants may place orders to create or redeem Baskets. Before initiating a creation or redemption order, an Authorized Participant must have entered into a Participant Agreement with the Sponsor and the Trustee. The Participant Agreement provides the procedures for the creation and redemption of Baskets and for the delivery of Canadian Dollars required for creations and redemptions. The Participant Agreements may be amended by the Trustee, the Sponsor and the relevant Authorized Participant. Authorized Participants pay a transaction fee of $500 to the Trustee for each order that they place to create or redeem one or more Baskets. In addition to the $500 transaction fee paid to the Trustee, Authorized Participants will pay a variable fee to the Sponsor for creation orders and redemption orders of two or more Baskets to compensate the Sponsor for costs associated with the registration of Shares. The variable fee paid to the Sponsor by an Authorized Participant will not exceed $2,000 for each creation or redemption order, as set forth in the Participant Agreement. Authorized Participants who make deposits with the Trust in exchange for Baskets receive no fees, commissions or other form of compensation or inducement of any kind from either the Sponsor or the Trust. No Authorized Participant has any obligation or responsibility to the Sponsor or the Trust to affect any sale or resale of Shares.

Authorized Participants are cautioned that some of their activities will result in their being deemed participants in a distribution in a manner which would render them statutory underwriters and will subject them to the prospectus-delivery and liability provisions of the Securities Act, as described in “Plan of Distribution.”

Certain Authorized Participants are expected to have the facility to participate directly in the global foreign exchange market. In some cases, an Authorized Participant may acquire Canadian Dollars from, or sell Canadian Dollars to, an affiliated foreign exchange trading desk, which may profit in these instances. The Sponsor believes that the size and operation of the foreign exchange market make it unlikely that an Authorized Participant’s direct activities in the foreign exchange and securities markets will impact the price of the Canadian Dollar or the price of Shares. Each Authorized Participant will be registered as a broker-dealer under the Securities Exchange Act of 1934, as amended, and will be regulated by the Financial Industry Regulatory Authority, Inc., or else will be exempt from being (or otherwise will not be required to be) so registered or regulated, and will be qualified to act as a broker or dealer in the states or other jurisdictions where the nature of its business so requires. Certain Authorized Participants may be regulated under federal and state banking laws and regulations. Each Authorized Participant will have its own set of rules and procedures, internal controls and information barriers as it determines to be appropriate in light of its own regulatory regime.

Authorized Participants may act for their own accounts or as agents for broker-dealers, depositaries and other securities or foreign currency market participants that wish to create or redeem Baskets. An order for one or more Baskets may be placed by an Authorized Participant on behalf of multiple clients. As of the date of this prospectus, Citadel Securities LLC, CitiGroup Global Markets, Inc., Credit Suisse Securities LLC, EWT LLC, Fortis Clearing Americas LLC, Goldman, Sachs & Co., Goldman Sachs Execution & Clearing, L.P., JPMorgan Securities, Inc., Knight Clearing Services, LLC, Merrill Lynch Professional Clearing Corp., Morgan Stanley & Co. Incorporated, Newedge USA, LLC, Nomura Securities International, Inc., RBC Capital Markets, LLC, SG Americas Securities, LLC, Timber Hill LLC and Virtu Financial BD LLC have each signed a Participant Agreement with the Trustee and the Sponsor and may create and redeem Baskets. Persons interested in purchasing Baskets should contact the Sponsor or the Trustee to obtain the contact information for the Authorized Participants. A Shareholder that is not an Authorized Participant will be able to redeem Shares only through an Authorized Participant.

The following description of the procedures for the creation and redemption of Baskets is only a summary. For more detail, refer to the relevant provisions of the forms of the Depositary Trust Agreement and Participant Agreement, each of which is an exhibit to the registration statement of which this prospectus is a part. See “Where You Can Find More Information” for information about where you can obtain the registration statement.

CREATION PROCEDURES

The following chart is intended to help you understand the creation process:

Creation Process

Summary: In order to create a Basket, the Authorized Participant deposits the Basket Canadian Dollar Amount with the Depository and orders Shares from the Trustee. The Authorized Participant pays the Trustee a $500 transaction fee, which will not be contributed to the Trust, for each purchase order. In addition to the $500 transaction fee paid to the Trustee, Authorized Participants will pay a variable fee to the Sponsor for creation orders of two or more Baskets to compensate the Sponsor for costs associated with the registration of Shares. The variable fee paid to the Sponsor by an Authorized Participant will not exceed $2,000 for each creation order, as set forth in the Participant Agreement. The Trustee directs DTC to credit Shares to the Authorized Participant. The Authorized Participant will then be able to sell Shares to Purchasers directly or on NYSE Arca or any other market in which the Shares may trade.

On any business day, an Authorized Participant may place an order with the Trustee to create one or more Baskets. For purposes of processing both purchase and redemption orders, a “business day” means any day other than a day when NYSE Arca is closed for regular trading.

By placing a purchase order, an Authorized Participant agrees to deposit Canadian Dollars with the Trust, as described below. Before the delivery of Baskets for a purchase order, the Authorized Participant must also have paid the non-refundable transaction fees due for the purchase order.

Determination of required deposits

The total deposit required to create each Basket, called the Basket Canadian Dollar Amount, is an amount of Canadian Dollars bearing the same proportion to the number of Baskets to be created as the total assets of the Trust (net of estimated accrued but unpaid expenses) bears to the total number of Baskets outstanding on the date that the purchase order is accepted by the Trustee. The amount of the required deposit is determined by dividing the amount of Canadian Dollars held by the Trust (net of estimated accrued but unpaid expenses) by the number of Baskets outstanding. All questions as to the composition of a Basket Canadian Dollar Amount are finally determined by the Trustee. The Trustee’s determination of the Basket Canadian Dollar Amount shall be final and binding on all persons interested in the Trust.

Delivery of required deposits

An Authorized Participant who places a purchase order is responsible for delivering the Basket Canadian Dollar Amount to the Trust’s primary deposit account with the Depository as directed in the Authorized Participant’s Participant Agreement. Authorized Participants will use the SWIFT system to make timely deposits through their bank correspondents in London. Upon receipt of the deposit of Canadian Dollars from an Authorized Participant, the Trustee directs DTC to credit the number of Baskets ordered to the Authorized Participant’s DTC account on the third business day after the purchase order date. The expense and risk of delivery, ownership and safekeeping of Canadian Dollars until such Canadian Dollars have been received by the Depository shall be borne solely by the Authorized Participant.

Rejection of purchase orders

The delivery of the Shares against deposits of Canadian Dollars may be suspended generally, or refused with respect to particular requested deliveries, during any period when the transfer books of the Trustee are closed or if any such action is deemed necessary or advisable by the Trustee or the Sponsor for any reason at any time or from time to time. None of the Trustee, the Sponsor or the Depository will be liable for the rejection or acceptance of any purchase order or Basket Canadian Dollar Amount.

REDEMPTION PROCEDURES

The following chart is intended to help you understand the redemption process:

Redemption Process

Summary: In order to redeem Shares, an Authorized Participant must send the Trustee a redemption order specifying the number of Baskets that the Authorized Participant wishes to redeem. The Authorized Participant pays the Trustee a $500 transaction fee, which will not be contributed to the Trust, for each redemption order. In addition to the $500 transaction fee paid to the Trustee, Authorized Participants will pay a variable fee to the Sponsor for redemption orders of two or more Baskets to compensate the Sponsor for costs associated with the registration of

Shares. The variable fee paid to the Sponsor by an Authorized Participant will not exceed $2,000 for each redemption order, as set forth in the Participant Agreement. The Trustee then instructs the Depository to send the Authorized Participant Canadian Dollars and directs DTC to cancel the Authorized Participant’s Shares that were redeemed.

The procedures by which an Authorized Participant can redeem one or more Baskets mirror the procedures for the creation of Baskets. On any business day, an Authorized Participant may place an order with the Trustee to redeem one or more Baskets. A redemption order so received is normally effective on the date it is received in satisfactory form by the Trustee. The redemption procedures allow Authorized Participants to redeem Baskets and do not entitle an individual Shareholder to redeem any Shares in an amount less than a Basket or to redeem Baskets other than through an Authorized Participant.

By placing a redemption order, an Authorized Participant agrees to deliver the Baskets to be redeemed through DTC’s book-entry system to the Depository as directed in the Authorized Participant’s Participant Agreement. Before the delivery of the redemption distribution for a redemption order, the Authorized Participant must also have paid the non-refundable transaction fees due for the redemption order.

Determination of redemption distribution

The redemption distribution from the Trust is a wire transfer, to an account of the redeeming Authorized Participant identified by the Authorized Participant, in the amount of the Canadian Dollars held by the Trust evidenced by the Shares being redeemed, giving effect to all estimated accrued but unpaid interest and expenses. Redemption distributions are subject to the deduction of any applicable tax or other governmental charges that may be due. All questions as to the amount of a redemption distribution are finally determined by the Trustee. The Trustee’s determination of the amount shall be final and binding on all persons interested in the Trust.

Delivery of redemption distribution

The redemption distribution due from the Trust is delivered to the Authorized Participant as directed in the Authorized Participant’s Participant Agreement.

The Depository wires the redemption amount from the Trust’s primary deposit account with the Depository to an account of the redeeming Authorized Participant identified by the Authorized Participant. The Authorized Participant and the Trust are each at risk in respect of Canadian Dollars credited to their respective accounts in the event of the Depository’s insolvency. See “Risk Factors — If the Depository becomes insolvent . . . .” on page 9 of this prospectus.

Suspension or rejection of redemption orders

The Trustee will reject a redemption order if the order is not in proper form as described in the Participant Agreement or if the fulfillment of the order, in the opinion of its counsel, might be unlawful. The Trustee may suspend redemption orders only if the Trust holds surplus property that has not been distributed in accordance with the Depositary Trust Agreement or the Sponsor determines, in its sole discretion, that a suspension is necessary or desirable. Suspension of redemption orders at any time and for any reason may well have adverse effects on the market for and market price of the Shares.

CREATION AND REDEMPTION FEES

To compensate the Trustee for services in processing the creation and redemption of Baskets, an Authorized Participant is required to pay a transaction fee to the Trustee of $500 per order to create or redeem Baskets. An order may include multiple Baskets. The transaction fee may be reduced or, with the consent of the Sponsor, increased. The Trustee shall notify DTC of any agreement to change the transaction fee and will not implement any increase in the fee for the redemption of Baskets until 30 days after the date of the notice.

In addition to the $500 transaction fee paid to the Trustee, Authorized Participants will pay a variable fee to the Sponsor for creation orders and redemption orders of two or more Baskets to compensate the Sponsor for costs associated with the registration of Shares. The variable fee paid to the Sponsor by an Authorized Participant will not exceed $2,000 for each creation or redemption order, as set forth in the Participant Agreement.

TAX RESPONSIBILITY

Authorized Participants are responsible for any transfer tax, sales or use tax, recording tax, value added tax or similar tax or governmental charge applicable to the creation or redemption of Baskets, regardless of whether or not such tax or charge is imposed directly on the Authorized Participant, and agree to indemnify the Sponsor, the Trustee and the Trust if they are required by law to pay any such tax, together with any applicable penalties, additions to tax or interest thereon.

Description of the Depositary Trust Agreement

The Trust operates in accordance with the terms of a Depositary Trust Agreement among the Sponsor, the Trustee, the registered holders and beneficial owners of Shares and all persons depositing Canadian Dollars for creation of Shares. The following is a description of the material terms of the Depositary Trust Agreement, which has been filed with the SEC as an exhibit to the registration statement of which this prospectus is a part.

THE SPONSOR

This section summarizes some of the important provisions of the Depositary Trust Agreement that apply to the Sponsor. For a general description of the Sponsor’s role concerning the Trust, see “The Sponsor.”

Limitation on Sponsor’s liability

The Sponsor is not subject to any liability under the Depositary Trust Agreement to any Shareholder or Authorized Participant, except that the Sponsor agrees to perform its duties specifically set forth in the Depositary Trust Agreement without negligence or bad faith. The Sponsor is not obligated to prosecute any action, suit or other proceeding with respect to the Trust property. The Sponsor is entitled to rely on advice received from legal counsel, accountants, any Authorized Participant, any Shareholder or any other person that the Sponsor in good faith believes is competent to give such advice. The Sponsor shall not be liable for any acts or omissions made by a successor sponsor. The Sponsor is not obligated to comply with any direction or instruction from any Shareholder or Authorized Participant regarding the Shares except to the extent specifically provided in the Depositary Trust Agreement.

Indemnification of the Sponsor

The Trustee indemnifies the Sponsor Indemnified Parties against, and holds each of them harmless from, any loss, liability, cost, expense or judgment caused by the negligence or bad faith of the Trustee or arising out of any information furnished in writing to the Sponsor by the Trustee expressly for use in this registration statement or any amendment hereto.

Each Sponsor Indemnified Party is indemnified by the Trust and held harmless against any loss, liability or expense incurred without (1) negligence, bad faith, willful misconduct or willful malfeasance on the part of the Sponsor Indemnified Party arising out of or in connection with the performance of its obligations under the Depositary Trust Agreement or (2) reckless disregard on the part of the Sponsor Indemnified Party of its obligations and duties under the Depositary Trust Agreement. Such indemnity includes payment from the Trust of the costs and expenses of the Sponsor Indemnified Party in defending itself against any claim or liability in its capacity as a Sponsor Indemnified Party. Any amounts payable to the Sponsor Indemnified Party may be payable in advance or secured by a lien on the Trust. The Sponsor may, in its discretion, undertake any action that it may deem necessary or desirable in respect of the Shareholders and, in such event, the legal expenses and costs of such actions shall be expenses and costs of the Trust and the Sponsor shall be entitled to reimbursement by the Trust.

Resignation of the Sponsor; successor sponsor

The Sponsor may resign its position as sponsor at any time by delivering to the Trustee a written resignation. Upon receipt of the Sponsor’s resignation, the Trustee may do any one or more of the following: (1) appoint a successor sponsor to assume, with such compensation from the Trust as the Trustee may deem reasonable under the circumstances, the duties and obligations of the Sponsor; (2) agree to act as sponsor without appointing a successor sponsor; or (3) terminate the Trust. The Trustee has no obligation to appoint a successor sponsor or to assume the duties of the Sponsor and will have no liability to any person because the Trust is terminated as described in the preceding sentence. The Sponsor’s resignation is not effective until the Trustee appoints a successor sponsor and the successor sponsor accepts that appointment or the Trustee itself agrees to act as sponsor or the Trust is terminated. Upon effective resignation, the Sponsor will be discharged and will no longer be liable in any manner except as to acts or omissions occurring before its resignation, and the new sponsor will then undertake and perform all duties and be entitled to all rights and compensation as sponsor under the Depositary Trust Agreement.

If the Sponsor fails to undertake or perform or becomes incapable of undertaking or performing any of its duties under the Depositary Trust Agreement or becomes bankrupt or its affairs are taken over by public authorities, the effect of that event shall be the same as if the Sponsor had given a notice of resignation.

The Sponsor may transfer all or substantially all of its assets to an entity which carries on the business of the Sponsor if at the time of the transfer the successor assumes all of the obligations of the Sponsor under the Depositary Trust Agreement. In such an event, the Sponsor will then be relieved of all further liability under the Depositary Trust Agreement.

THE TRUSTEE

This section summarizes some of the important provisions of the Depositary Trust Agreement that apply to the Trustee. For a general description of the Trustee’s role concerning the Trust, see “The Trustee.”

Qualifications of the Trustee

The Trustee and any successor trustee may be removed if it ceases to be a bank, trust company, corporation or national banking association organized and doing business under the laws of the United States or any of its states, and authorized under such laws to exercise corporate trust powers and be a DTC Participant or a participant in another securities depository then acting on behalf of the Trust. The Trustee and any successor trustee may be removed if it fails to maintain capital, surplus and undivided profits of not less than $500 million.

Limitation on Trustee’s liability

The Trustee is not subject to any liability under the Depositary Trust Agreement to any Shareholder or Authorized Participant, except that the Trustee agrees to perform its duties specifically set forth in the Depositary Trust Agreement without negligence or bad faith. The Trustee is not obligated to prosecute any action, suit or other proceeding with respect to the Trust property. The Trustee is entitled to rely on advice received from legal counsel, accountants, any Authorized Participant, any Shareholder or any other person that the Trustee in good faith believes is competent to give such advice. The Trustee shall not be liable for any acts or omissions made by a successor trustee. The Trustee is not obligated to comply with any direction or instruction from any Shareholder or Authorized Participant regarding the Shares except to the extent specifically provided in the Depositary Trust Agreement.

Indemnification of the Trustee

The Sponsor will indemnify the Trustee, its directors, employees and agents against, and hold each of them harmless from, any loss, liability, cost, expense or judgment (including, but not limited to, the reasonable fees and expenses of counsel) that is incurred by any of them and that arises out of or is related to (1) any offer or sale by the Trust of Baskets, (2) acts performed or omitted pursuant to the Depositary Trust Agreement, and (3) any filings with or submissions to the SEC in connection with or with respect to Shares. However, the Sponsor is not obligated to indemnify the Trustee for losses attributable to (1) the negligence or bad faith of, or material breach of the terms of the Depositary Trust Agreement by, the Trustee, (2) written information furnished in writing from the Trustee to the Sponsor expressly for use in this registration statement or any amendment hereto filed with the SEC, or (3) any misrepresentations or omissions made by an Authorized Participant (other than the Sponsor) in connection with the offer and sale of Shares.

Taxes

If any tax or other governmental charge becomes payable by the Trustee with respect to any transfer or redemption of Shares, such tax or other governmental charge will be payable by the Shareholders to the Trustee. The Trustee will refuse to effect any registration of transfer of such Shares or any withdrawal of Trust property represented by such Shares until such payment is made, and may withhold any distributions, or may sell for the account of the Shareholder thereof Trust property or Shares, and may apply such distributions or the proceeds of any such sale in payment of such tax or other governmental charge, and the Shareholder will remain liable for any deficiency. The Trustee shall distribute any net proceeds of a sale made under the preceding sentence that remain, after payment of the tax or other governmental charge, to the Shareholders entitled thereto as in the case of a distribution in cash.

Protection for amounts due to Trustee

The Trustee withdraws from the secondary deposit account amounts necessary to pay the Trust expenses provided for in the Depositary Trust Agreement and any otherwise unpaid expenses thereunder. In the event that the Sponsor’s fee for the prior month plus other Trust expenses, if any, exceed the balance of the secondary deposit account, the Trustee will withdraw Canadian Dollars from the primary deposit account to pay the excess. If requested by the Sponsor and agreed to by the Trustee, the Trustee will advance amounts out of its own funds for the payment of Trust expenses, up to $20,000. The Trustee will have a lien on the Deposit Accounts to the extent of all amounts advanced by it at the Sponsor’s request. This lien will be superior to the interest of the beneficial owners of the Shares.

Resignation, discharge or removal of Trustee; successor trustees

Resignation. The Trustee may resign at any time by delivering written notice to the Sponsor. The Trustee’s resignation will take effect upon the appointment of a successor trustee and its acceptance of such appointment.

Removal by the Sponsor. If the Trustee is adjudged bankrupt or insolvent, or a receiver of the Trustee or of its property is appointed, or a trustee or liquidator or any public officer takes charge or control of the Trustee or of its property or affairs for the purposes of rehabilitation, conservation or liquidation, then the Sponsor is required to remove the Trustee, and such removal will take effect upon the appointment of a successor trustee and its acceptance of such appointment.

Removal by Shareholders. The holders of at least two-thirds (66-2/3%) of the Shares then outstanding may at any time remove the Trustee by written instrument or instruments delivered to the Trustee and Sponsor.

Removal for Material Breach. If at any time the Trustee ceases to be a qualified bank under the Depositary Trust Agreement or is in material breach of its obligations under the Depositary Trust Agreement and the Trustee fails to cure such breach within 30 days after receipt by the Trustee of written notice specifying such default from the Sponsor or Shareholders acting on behalf of at least 25% of the outstanding Shares specifying, the Sponsor may remove the Trustee.

Appointing Successor Trustees. If the Trustee resigns or is removed, the Sponsor will use its reasonable efforts to appoint a successor trustee that meets the requirements set forth in the Depositary Trust Agreement. Every successor trustee is required to execute and deliver to its predecessor and to the Sponsor a written acceptance of its appointment. The successor trustee will then become fully vested with all the rights, powers, duties and obligations of the Trustee. Nevertheless, the predecessor trustee, upon payment of all sums due it and on the written request of the Sponsor is required to execute and deliver an instrument transferring to the successor trustee all rights and powers of such predecessor hereunder, is required to duly assign, transfer and deliver all right, title and interest in the Trust property to such successor, and is required to deliver to such successor a list of the Shareholders of all outstanding Shares. The Sponsor or any such successor trustee is required to promptly mail notice of the appointment of such successor trustee to the Shareholders.

Trustee’s liability for successor trustee. The Trustee will not be liable for any acts or omissions made by a successor trustee whether in connection with a previous act or omission of the Trustee or in connection with any matter arising wholly after the resignation of the Trustee, provided that in connection with the issue out of which such potential liability arises the Trustee performed its obligations without negligence or bad faith while it acted as Trustee.

DISTRIBUTIONS

Each month the Depository deposits into the secondary deposit account accrued but unpaid interest, if any, and the Trustee withdraws Canadian Dollars from the secondary deposit account to pay the accrued Sponsor’s fee for the previous month plus other Trust expenses, if any. In the event that the Sponsor’s fee and any other Trust expenses exceed the interest earned on the primary deposit account, additional Canadian Dollars will be withdrawn from the primary deposit account as required to cover the expenses. In the event that the interest deposited exceeds the sum of the Sponsor’s fee for the prior month plus other Trust expenses, if any, then the Trustee will direct that the excess be converted into USD at a prevailing market rate and the Trustee will distribute the USD as promptly as practicable to Shareholders on a pro-rata basis (in accordance with the number of Shares that they own).

ACTIONS TAKEN TO PROTECT THE TRUST

The Trustee and the Sponsor may each, in their own discretion, undertake any action that they consider necessary or desirable to protect the Trust or the interests of the Shareholders. The expenses incurred by the Trustee or the Sponsor in connection therewith (including the fees and disbursements of legal counsel) will be expenses of the Trust, and the Trustee and the Sponsor will be entitled to be reimbursed for those expenses by the Trust. The Trustee and Sponsor are, however, required to notify and consult with each other before undertaking any protective action or if the Trustee or Sponsor become aware of any development or event that affects the administration of the Trust but is not contemplated or provided for in the Depositary Trust Agreement.

VALUATION OF CANADIAN DOLLARS; DEFINITION OF NET ASSET VALUE AND NAV PER SHARE

The Trustee calculates, and the Sponsor publishes, the Trust’s NAV each business day. To calculate the NAV, the Trustee adds to the amount of Canadian Dollars in the Trust at the end of the preceding day accrued but unpaid interest, if any, Canadian Dollars receivable under pending purchase orders and the value of other Trust assets, and subtracts the accrued but unpaid Sponsor’s fee, Canadian Dollars payable under pending redemption orders and other Trust expenses and liabilities, if any.

The Trustee also divides the NAV of the Trust by the number of Shares outstanding for the date of the evaluation then being made, which figure is the “NAV per Share.” For purposes of the preceding sentence, the number of Shares deemed outstanding includes Shares to be delivered under purchase orders having order dates on or before the preceding business day and excludes Shares to be surrendered under redemption orders having order dates on or before the preceding business day.

EXPENSES OF THE TRUST

The Trust’s only ordinary recurring expense is the Sponsor’s fee. The Sponsor is obligated under the Depositary Trust Agreement to pay the following administrative and marketing expenses of the Trust: the Trustee’s monthly fee, typical maintenance and transaction fees of the Depository, NYSE Arca listing fees, printing and mailing costs, audit fees and expenses, up to $100,000 per annum in legal fees and expenses, and applicable license fees.

The Sponsor’s fee accrues daily at an annual nominal rate of 0.40% of the Canadian Dollars in the Trust. Each month, the Trust first withdraws Canadian Dollars the Trust has earned as interest, if any, to pay the Sponsor’s fee and any other Trust expenses that have been incurred. If that interest is not sufficient to fully pay the Sponsor’s fee and Trust expenses, then the Trustee withdraws Canadian Dollars from the primary deposit account as needed. If the Trust incurs expenses in USD (which is not anticipated), Canadian Dollars will be converted to USD at a prevailing market rate at the time of conversion to pay expenses. The Trustee will direct that the smallest amount of Canadian Dollars required to purchase amounts of USD sufficient to pay Trust expenses and the costs of currency conversion be withdrawn from the Trust. Neither the Trustee nor the Sponsor is liable for depreciation or loss incurred by reason of any conversion. See “United States Federal Tax Consequences — Taxation of U.S. Shareholders” for information on the tax treatment of Canadian Dollar sales.

In certain exceptional cases the following expenses may be charged to the Trust in addition to the Sponsor’s fee: (1) expenses and costs of any extraordinary services performed by the Trustee or the Sponsor on behalf of the Trust or action taken by the Trustee or the Sponsor to protect the Trust or interests of Shareholders; (2) expenses, fees and indemnification claims of the Trustee that the Sponsor failed to pay to the Trustee; (3) indemnification of the Sponsor; (4) taxes and other governmental charges; and (5) expenses of the Trust other than those the Sponsor is obligated to pay pursuant to the Depositary Trust Agreement, including legal fees and expenses over $100,000. If these additional expenses are incurred, the Trust will be required to pay these expenses by withdrawing deposited Canadian Dollars and the amount of Canadian Dollars represented by a Share will decline at such time. Accordingly, the Shareholders will effectively bear the cost of these other expenses, if incurred. Although the Trust cannot definitively state the frequency or magnitude of such expenses, the Trust predicts that they will occur infrequently, if at all.

THE SECURITIES DEPOSITORY; BOOK-ENTRY-ONLY SYSTEM; GLOBAL SECURITY

DTC is the securities depository for the Shares. DTC is a limited-purpose trust company organized under the laws of the State of New York, a member of the U.S. Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered pursuant to the provisions of Section 17A of the Securities Exchange Act. DTC was created to hold securities of DTC Participants and to facilitate the clearance and settlement of transactions in such securities among the DTC Participants through electronic book-entry changes. This eliminates the need for physical movement of securities certificates. DTC Participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations, some of whom (and/or their representatives) own DTC. Access to the DTC system is also available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a DTC Participant, either directly or indirectly. DTC has agreed to administer its book-entry system in accordance with its rules and by-laws and the requirements of law.

Because the Shares are eligible for book-entry settlement with DTC, individual certificates will not be issued for the Shares. Instead, global certificates have been signed by the Trustee and the Sponsor on behalf of the Trust, registered in the name of Cede & Co., as nominee for DTC, and deposited with the Trustee on behalf of DTC. The global certificates will evidence all of the Shares outstanding at any time. The representations, undertakings and agreements made on the part of the Trust in the global certificates are made and intended for the purpose of binding only the Trust and not the Trustee or the Sponsor individually.

Upon the settlement date of any creation, transfer or redemption of Shares, DTC credits or debits, on its book-entry registration and transfer system, the amount of the Shares so created, transferred or redeemed to the accounts of the appropriate DTC Participants. The Trustee and the Authorized Participants designate the accounts to be credited and charged in the case of creation or redemption of Shares.

Beneficial ownership of the Shares is limited to DTC Participants, Indirect Participants and persons holding interests through DTC Participants and Indirect Participants. Ownership of beneficial interests in the Shares will be shown on, and the transfer of ownership will be effected only through, records maintained by DTC (with respect to DTC Participants), the records of DTC Participants (with respect to Indirect Participants) and the records of Indirect Participants (with respect to Shareholders that are not DTC Participants or Indirect Participants). A Shareholder is expected to receive a written confirmation relating to the purchase from or through the DTC Participant maintaining the account through which the Shareholder purchased its Shares.

A Shareholder that is not a DTC Participant may transfer its Shares through DTC by instructing the DTC Participant or Indirect Participant through which the Shareholder holds its Shares to transfer the Shares. A Shareholder that is a DTC Participant may transfer its Shares by instructing DTC in accordance with the rules of DTC. Transfers are made in accordance with standard securities industry practice.

DTC may discontinue providing its service with respect to the Shares by giving notice to the Trustee and the Sponsor. Under such circumstances, the Trustee and the Sponsor would either find a replacement for DTC to perform its functions at a comparable cost or, if a replacement is unavailable, terminate the Trust.

The rights of the Shareholders generally must be exercised by DTC Participants acting on their behalf in accordance with the rules and procedures of DTC. Because it is anticipated that the Shares will only be held in book-entry form through DTC and DTC Participants, investors will rely on DTC, DTC Participants and any other financial intermediary through which they hold the Shares to receive the benefits and exercise the rights described in this section of the prospectus. Investors should consult with their brokers or banks to find out about procedures and requirements for securities held in book-entry form through DTC.

SHARE SPLITS

If the Sponsor believes that the per-Share price on NYSE Arca is outside a desirable trading range, then the Sponsor may direct the Trustee to declare a split or reverse split in the number of Shares outstanding and to make a corresponding change in the number of Shares constituting a Basket.

BOOKS AND RECORDS

The Trustee keeps books for the registration of Shares that are open to inspection by any person who establishes to the Trustee’s satisfaction that such person is a registered Shareholder upon reasonable advance notice at all reasonable times during the usual business hours of the Trustee.

The Trustee keeps a copy of the Depositary Trust Agreement on file in its office which is available for inspection on reasonable advance notice at all reasonable times during its usual business hours by any registered Shareholder. A copy of the Depositary Trust Agreement has also been filed as an exhibit to the registration statement of which this prospectus is part and is available on the SEC’s website at www.sec.gov. Under the Depositary Trust Agreement, the Trustee may be removed if it fails to maintain capital, surplus and undivided profits of $500 million.

STATEMENTS, FILINGS AND REPORTS

After the end of each fiscal year and within the time period required by applicable law, the Sponsor will cause to be prepared an annual report for the Trust containing audited financial statements. The annual report will be in such form and contain such information as is then required by applicable laws, rules and regulations and shall contain such additional information as the Sponsor deems appropriate. The annual report is filed with the SEC and NYSE Arca and distributed to DTC and to such other persons, as required by applicable laws, rules and regulations.

The Sponsor is responsible for the registration and qualification of the Shares under the federal securities laws. The Sponsor prepares, or causes to be prepared, and files any periodic reports or current reports required under the Securities Exchange Act. The Trustee assists and supports the Sponsor in the preparation of such reports.

The Deposit Accounts are audited, as required by law and as may be directed by the Sponsor, by independent certified public accountants designated from time to time by the Sponsor. The accountants’ report will be furnished by the Trustee to Shareholders upon request.

The costs incurred in connection with such statements, filings and reports are expenses of the Sponsor. If, however, legal fees and expenses exceed $100,000 per year, the excess will be expenses of the Trust. See “Investment Attributes of the Trust — Trust Expenses.”

TERMINATION OF THE TRUST

The Trustee will set a date on which the Depositary Trust Agreement will terminate and mail notice of that termination to the registered holders of Shares at least 30 days prior to the date set for termination if any of the following occur:

•	the Sponsor resigns or is unable to perform its duties or becomes bankrupt or insolvent and the Trustee does not appoint a successor and does not agree to act as sponsor;

•	Shareholders holding at least 75% of the outstanding Shares notify the Trustee that they elect to terminate the Trust;

•	the Depository resigns or is removed; or

•

the Trustee receives notice from the IRS or from counsel for the Trust or the Sponsor that the Trust fails to qualify for treatment, or will not be treated, as a grantor trust under the Internal Revenue Code.

In addition, if any of the following events occurs, the Trustee will set a date on which the Depositary Trust Agreement will terminate and mail notice of that termination to the registered holders of Shares at least 30 days prior to the date set for termination if the Sponsor, having been notified by the Trustee of the occurrence of any such event, has notified the Trustee in writing that it has determined, in its sole discretion, to terminate the Depositary Trust Agreement:

•	the Trustee is notified that the Shares are delisted from NYSE Arca and have not been approved for listing on another national securities exchange within five business days of their delisting;

•	the SEC determines that the Trust is an investment company under the Investment Company Act, as amended, and the Trustee has actual knowledge of the determination;

•	the NAV of the Trust remains less than $100 million for 30 consecutive business days;

•	all of the Trust’s assets are sold;

•	the aggregate market capitalization of the Trust, based on the closing price for the Shares, remains less than $300 million for five consecutive trading days; or

•	DTC stops providing book-entry settlement services for the Shares.

The Trustee may set a date on which the Trust will terminate and mail notice of that termination to the Shareholders at least 30 days prior to the date set for termination if 60 days have elapsed since the Trustee gave the Sponsor notice of its election to resign and no successor trustee appointed by the Sponsor has accepted appointment as Trustee.

The Trust will terminate on June 8, 2046 if it has not been terminated prior to that date.

AMENDMENTS

Subject to certain limitations prohibiting any amendment of certain sections of the Depositary Trust Agreement, the Trustee and the Sponsor may amend most provisions of the agreement without the consent of any Shareholders. Any amendment that imposes or increases any fees or charges (other than taxes and other governmental charges, registration fees or other such expenses) or that otherwise prejudices any substantial existing right of the Shareholders will not become effective as to outstanding Shares until 30 days after written notice of such amendment is given to the registered Shareholders. Every registered Shareholder, at the time any amendment so becomes effective, will be deemed, by continuing to hold any Shares or an interest therein, to consent and agree to such amendment and to be bound by the Depositary Trust Agreement as amended thereby. In no event will any amendment impair the right of the registered Shareholders to surrender Baskets and receive the amount of Trust property represented by the Baskets, except in order to comply with mandatory provisions of applicable law.

GOVERNING LAW; CONSENT TO NEW YORK JURISDICTION

The Depositary Trust Agreement, and the rights of the Sponsor, the Trustee and DTC (as registered owner of the Trust’s global certificates for Shares) and the Shareholders under the Depositary Trust Agreement, are governed by the laws of the State of New York. The Sponsor, the Trustee and DTC and, by accepting Shares, each DTC Participant and each Shareholder, consents to the jurisdiction of any state or federal court in The City of New York, State of New York, in which any suit or proceeding arising out of or relating to Shares, the Trust property or the Depositary Trust Agreement may be instituted.

United States Federal Tax Consequences

The following discussion of the material U.S. federal income tax consequences that generally apply to the purchase, ownership and disposition of Shares by a U.S. Shareholder (as defined below), and certain U.S. federal income, gift and estate tax consequences that may apply to an investment in Shares by a Non-U.S. Shareholder (as defined below), represents, insofar as it describes conclusions as to U.S. federal tax law and subject to the limitations and qualifications described therein, the opinion of Foley & Lardner LLP, special United States federal tax counsel to the Sponsor The discussion below is based on the Internal Revenue Code, Treasury Regulations promulgated under the Internal Revenue Code and judicial and administrative interpretations of the Internal Revenue Code, all as in effect on the date of this prospectus and all of which are subject to change either prospectively or retroactively. The tax treatment of Shareholders may vary depending upon their own particular circumstances. Certain Shareholders (including broker-dealers, traders or other investors with special circumstances) may be subject to special rules not discussed below. Moreover, the discussion below does not address the effect of any state, local or foreign tax law on an owner of Shares. Purchasers of Shares are urged to consult their own tax advisors with respect to all federal, state, local and foreign tax law considerations potentially applicable to their investment in Shares.

For purposes of this discussion, a “U.S. Shareholder” is a Shareholder that is:

•	An individual who is treated as a citizen or resident of the United States for U.S. federal income tax purposes;

•	A corporation created or organized in or under the laws of the United States or any political subdivision thereof;

•	An estate, the income of which is includible in gross income for U.S. federal income tax purposes regardless of its source; or

•

A trust, if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons (within the meaning of Internal Revenue Code section 7701(a)(30)) have the authority to control all substantial decisions of the trust, or if the trust has a valid election in effect under applicable Treasury regulations to be treated as a United States person.

For purposes of this discussion, a “Non-U.S. Shareholder” is a Shareholder that is not a U.S. Shareholder as defined above and that is classified for U.S. federal income tax purposes as being neither a partnership nor a “disregarded entity.” For U.S. federal income tax purposes, the treatment of any beneficial owner of an interest in an entity classified as a partnership for U.S. federal income tax purposes will generally depend upon the status of the partner and upon the activities of the partnership. Partnerships and partners in partnerships should consult their tax advisors about the U.S. federal income tax consequences of purchasing, owning and disposing of Shares. For U.S. federal income tax purposes, the assets held by any entity that is classified as a “disregarded entity” and that has a single member are generally deemed to be held directly by such member.

TAXATION OF THE TRUST

The Trust is classified as a “grantor trust” for U.S. federal income tax purposes. As a result, the Trust itself is not subject to U.S. federal income tax. Instead, the Trust’s income and expenses “flow through” to the Shareholders. The Trust’s income, gains, losses and deductions will be reported to the Internal Revenue Service on that basis.

TAXATION OF U.S. SHAREHOLDERS

Shareholders generally will be treated, for U.S. federal income tax purposes, as if they directly owned a pro-rata share of the assets held in the Trust. Shareholders also will be treated as if they directly received their respective pro-rata portion of the Trust’s income, if any, and as if they directly incurred their respective pro-rata portion of the Trust’s expenses. In the case of a U.S. Shareholder that acquires Shares as part of a creation of a Basket, the delivery of Canadian Dollars to the Trust in exchange for the Shares will not be a taxable event to the Shareholder. With respect to the increase in the amount of the U.S. Shareholder’s share of the Canadian Dollars held in the Trust that results from such a delivery, the Shareholder’s aggregate tax basis (as determined immediately after such delivery) in those Canadian Dollars that are held in the Trust and that are attributable to such increase, and the Shareholder’s aggregate tax basis in the Shares received upon such delivery, will each be the same as the Shareholder’s aggregate tax basis (as determined immediately prior to such delivery) in the Canadian Dollars that are delivered by the Shareholder to the Trust.

Any Shares that are received by a U.S. Shareholder to evidence the Shareholder’s pro-rata share of any interest earnings of the Trust generally will have a tax basis equal to the USD-equivalent of the amount of the Shareholder’s pro-rata share of the interest earnings.

When the Trust converts Canadian Dollars to USD — for example, to pay expenses incurred in USD (which is not anticipated) or to make distributions to Shareholders — or when the Trust pays expenses in Canadian Dollars, a U.S. Shareholder generally will recognize gain or loss in an amount equal to the difference between (1) the Shareholder’s pro-rata share of the amount realized by the Trust upon the conversion, or the Shareholder’s pro-rata share of the USD-equivalent of the Canadian Dollars used to pay expenses, and (2) the Shareholder’s tax basis for its pro-rata share of the Canadian Dollars that were converted or used to pay expenses. As described in “Investment Attributes of the Trust — Trust Expenses” and “Description of the Depositary Trust Agreement — Expenses of the Trust”, each month the Trustee will first withdraw Canadian Dollars the Trust has earned as interest to pay expenses. It is anticipated that the conversion of Canadian Dollars (for purposes of paying expenses and making distributions) and the payment of expenses in Canadian Dollars will occur on the same day that the Trust receives Canadian Dollars earned as interest. The Trust will use a “last in first out” method to determine the tax basis of the Canadian Dollars that are converted to USD or used to pay expenses. Accordingly, U.S. Shareholders will recognize interest income at the time that Canadian Dollars are received by the Trust as interest earnings, but will generally recognize no further gain or loss if the Canadian Dollars received are, on the date of receipt, either converted to USD or used to pay expenses.

The Sponsor’s fee accrues daily and is payable monthly. For U.S. federal income tax purposes, an accrual-basis U.S. Shareholder generally will be required to take into account as an expense its allocable share of the USD-equivalent of the amount of the Sponsor’s fee that is accrued on each day, with such USD-equivalent being determined by the currency exchange rate that is in effect on the respective day. To the extent that the currency exchange rate on the date of payment of the accrued amount of the Sponsor’s fee differs from the currency exchange rate in effect on the day of accrual, the U.S. Shareholder will recognize a currency gain or loss for U.S. federal income tax purposes.

Redemption of some or all of a U.S. Shareholder’s Shares in exchange for the underlying Canadian Dollars represented by the Shares redeemed generally will not be a taxable event to the Shareholder. The Shareholder’s tax basis for the Canadian Dollars received in the redemption generally will be the same as the Shareholder’s tax basis for its pro-rata portion of Canadian Dollars held in the Trust immediately prior to the redemption that is attributable to the Shares redeemed. In determining the portion of the U.S. Shareholder’s total tax basis in the Canadian Dollars held in the Trust that is attributable to the Shares redeemed, the U.S. Shareholder generally will be required to use the method, if any, that it has used previously to determine the tax basis of nonfunctional currency amounts withdrawn from accounts with a bank or other financial institution. A subsequent sale of the Canadian Dollars received by the Shareholder will be a taxable event.

U.S. Shareholders that hold multiple lots of Shares, or that are contemplating acquiring multiple lots of Shares, are urged to consult their own tax advisers as to the determination of the tax basis for the underlying Canadian Dollars related to such Shares. In the case of a U.S. Shareholder that uses the USD as its functional currency, any gain or loss recognized by such U.S. Shareholder upon the sale of Shares, or upon the sale of Canadian Dollars by the Trust, generally will be treated under Internal Revenue Code section 988 as ordinary income or loss for U.S. federal income tax purposes. The share of any interest income earned by the Trust that is allocable to a U.S. Shareholder will be treated as ordinary income for U.S. federal income tax purposes.

BROKERAGE FEES AND TRUST EXPENSES

Any brokerage or other transaction fee incurred by a Shareholder in purchasing Shares will be treated as part of the Shareholder’s tax basis in the underlying assets of the Trust. Similarly, any brokerage fee incurred by a Shareholder in selling Shares will reduce the amount realized by the Shareholder with respect to the sale.

Shareholders will be required to recognize gain or loss upon a sale of Canadian Dollars by the Trust (as discussed above), even though some or all of the proceeds of such sale are used by the Trustee to pay Trust expenses. Shareholders may deduct their respective pro-rata portion of each expense incurred by the Trust to the same extent as if they directly incurred the expense. Shareholders who are individuals, estates or trusts, however, may be required to treat some or all of the expenses of the Trust as miscellaneous itemized deductions. Individuals may deduct certain miscellaneous itemized deductions only to the extent they exceed 2% of adjusted gross income. In addition, such deductions may be subject to phase-outs and other limitations under applicable provisions of the Internal Revenue Code.

INVESTMENT BY REGULATED INVESTMENT COMPANIES

Mutual funds and other investment vehicles which are “regulated investment companies” within the meaning of Internal Revenue Code section 851 should consult with their tax advisors concerning (1) the likelihood that an investment in Shares, although they are a “security” within the meaning of the Investment Company Act, may be considered an investment in the underlying Canadian Dollars for purposes of Internal Revenue Code section 851(b) and (2) the extent to which an investment in Shares might nevertheless be consistent with preservation of the qualification of such vehicles under Internal Revenue Code section 851.

UNITED STATES INFORMATION REPORTING AND BACKUP WITHHOLDING FOR U.S. AND NON-U.S. SHAREHOLDERS

Certain information returns will be filed with the IRS, and certain tax-related information will be provided to Shareholders, in connection with the Trust. Regulations require that each Shareholder be provided with information regarding its allocable portion of the Trust’s annual income (if any) and expenses, and sales of Trust assets, including, in the case of a sale of Canadian Dollars, the amount of proceeds attributable to each Share. Each Shareholder, however, would be required to determine for itself the amount of gain or loss recognized with respect to such sales.

A U.S. Shareholder may be subject to U.S. backup withholding tax in certain circumstances unless it provides its taxpayer identification number and complies with certain certification procedures. A Non-U.S. Shareholder may have to comply with certification procedures to establish that the Shareholder is not a U.S. person in order to avoid the information reporting and backup withholding tax requirements.

The amount of any backup withholding will be allowed as a credit against a Shareholder’s U.S. federal income tax liability and may entitle such a Shareholder to a refund, provided that the required information is furnished to the IRS.

INCOME TAXATION OF NON-U.S. SHAREHOLDERS

The Trust does not expect to generate taxable income except for gain (if any) upon the sale of Canadian Dollars and interest income. A Non-U.S. Shareholder generally will not be subject to U.S. federal income tax with respect to gain recognized upon the sale or other disposition of Shares, or upon the sale of Canadian Dollars by the Trust, unless: (1) the Non-U.S. Shareholder is an individual and is present in the United States for 183 days or more during the taxable year of the sale or other disposition, and the gain is treated as being from United States sources; or (2) the gain is effectively connected with the conduct by the Non-U.S. Shareholder of a trade or business in the United States.

A Non-U.S. Shareholder’s share of any interest income earned by the Trust generally will not be subject to U.S. federal income tax unless the Shares owned by such Non-U.S. Shareholder are effectively connected with the conduct by the Non-U.S. Shareholder of a trade or business in the United States.

ESTATE AND GIFT TAX CONSIDERATIONS FOR NON-U.S. SHAREHOLDERS

An individual who is neither a citizen nor a resident (as specially defined for U.S. federal estate and gift tax purposes) of the United States is generally subject to U.S. estate tax on all property that has a U.S. “situs.” An individual who is neither a citizen nor a resident (as specially defined for U.S. federal estate and gift tax purposes) of the United States is generally subject to U.S. federal gift tax on gifts of tangible personal property or real property having a U.S. situs. In addition, the U.S. federal “generation-skipping transfer tax” may apply in certain circumstances if an individual who is neither a citizen nor a resident (as specially defined for U.S. federal estate and gift tax purposes) of the United States makes a transfer of property that has a U.S. situs. Neither the Shares nor the Canadian Dollars underlying the Shares should be considered to have a U.S. situs for purposes of the U.S. federal estate tax, gift tax, and generation-skipping transfer tax.

Shareholders are urged to consult their tax advisers regarding the possible application of U.S. federal estate, gift, and generation-skipping transfer taxes in their particular circumstances.

TAXATION IN JURISDICTIONS OTHER THAN THE UNITED STATES

Prospective purchasers of Shares that are based in or acting out of a jurisdiction other than the United States are advised to consult their own tax advisers as to the tax consequences, under the laws of such jurisdiction (or any other jurisdiction not being the United States to which they are subject), of their purchase, holding, sale and redemption of or any other dealing in Shares and, in particular, as to whether any value added tax, other consumption tax or transfer tax is payable in relation to such purchase, holding, sale, redemption or other dealing.

FBAR REPORTING OBLIGATIONS

Each U.S. Shareholder should consult with its tax advisor as to the tax filing and reporting obligations that may arise in connection with an investment in a Share, including whether the Shares need to be reported on Treasury Form TD F 90-22.1 (Report of Foreign Bank and Financial Accounts, the FBAR form). A Shareholder that is obligated and fails to file the FBAR form may be subject to civil penalties in an amount equal to the greater of (1) $100,000 or (2) 50 percent of the value of the unreported “foreign account,” and may face possible criminal penalties as well.

ERISA and Related Considerations

The fiduciary investment rules of the Employee Retirement Income Security Act of 1974, as amended (ERISA) generally apply to private employee benefit plans and to certain investment funds in which such plans participate (ERISA Plan Investors). These rules are generally not applicable to individual retirement accounts or individual retirement annuities (IRAs), plans covering only self-employed individuals, governmental plans, church plans or foreign plans (Non-ERISA Plan Investors). Consequently, much of the following discussion of the fiduciary issues arising under ERISA is generally not applicable to such investors. Non-ERISA Plan Investors may be subject to various other fiduciary requirements under state law or other applicable law, however, which they should consider before investing in the Shares.

ERISA Plans are also subject to the prohibited transaction rules of Section 406 of ERISA and Section 4975 of the Code that need to be considered before purchasing Notes. IRAs and plans covering only self-employed individuals are not subject to Section 406 of ERISA, but are subject to Section 4975 of the Code.

FIDUCIARY ISSUES

A fiduciary of an ERISA Plan Investor should consider its fiduciary responsibilities under ERISA before investing in the Shares. These duties require the fiduciary to act solely in the interests of the ERISA plan’s participants and beneficiaries. These duties also obligate the fiduciary to consider the appropriateness of any one given investment in light of the ERISA plan’s entire portfolio.

Before investing in the Shares, fiduciaries of ERISA Plan Investors should review and determine (1) ERISA’s fiduciary standards, (2) whether an investment in the Shares would be consistent with ERISA’s prudence and diversification requirements, including consideration of the “Risk Factors” disclosed elsewhere in this prospectus, (3) whether such an investment would constitute a direct or indirect non-exempt prohibited transaction and (4) whether the fiduciaries have the appropriate authority to make the investment under the governing ERISA plan documents and investment policies, as well as under Title I of ERISA.

Fiduciaries of ERISA Plan Investors should also consider prohibitions in ERISA and in the Internal Revenue Code relating to an ERISA Plan Investor engaging in certain transactions involving “plan assets” with persons who are “parties in interest” under ERISA or “disqualified persons” under the Internal Revenue Code with respect to such plan. As noted above, the prohibited transaction provisions of the Internal Revenue Code also apply to some Non-ERISA Plan Investors and such investors also should consider these provisions prior to investing in the Shares. These prohibited transaction rules are complex and may prohibit an investment in the Shares by certain ERISA Plan Investors and Non-ERISA Plan Investors.

ERISA Plan Investors may currently maintain relationships with the Trustee, Sponsor or Depository or their principals or affiliates. Such entities may be deemed parties in interest with respect to an ERISA Plan Investor. ERISA prohibits the use of plan assets for the benefit of a party in interest and also prohibits a fiduciary with respect to an ERISA Plan Investor from using its position to cause an ERISA Plan Investor to make an investment from which it or certain third parties related to the fiduciary would receive a fee or other consideration. Similar provisions are imposed by the Internal Revenue Code with respect to IRAs and retirement plans covering only self employed individuals. In certain cases, exemptions apply with respect to certain transactions that might otherwise be prohibited by ERISA.

Each ERISA Plan Investor should consult with its counsel to determine whether investment in the Shares may be prohibited by ERISA or otherwise would violate ERISA.

Each IRA or retirement plan covering only self employed individuals should consult with its counsel to determine whether investment in the Shares may be a prohibited transaction for purposes of Section 4975 of the Code and Section 406 of ERISA.

PLAN ASSET ISSUES

It is anticipated that the Shares will constitute “publicly offered securities” as defined in Section 2510.3-101(b)(2) of the U.S. Department of Labor regulations. Accordingly, Shares purchased by an ERISA Plan Investor will constitute “plan assets,” but the assets of the Trust will not be considered “plan assets” for purposes of ERISA.

Plan of Distribution

The Trust issues Shares in Baskets to Authorized Participants in exchange for deposits of the amount of Canadian Dollars represented by the Baskets being created on a continuous basis. Because new Shares are created and issued on an ongoing basis, throughout the life of the Trust a “distribution” (as such term is used in the Securities Act) will be occurring. Authorized Participants, other broker-dealers and other persons are cautioned that some of their activities will result in their being deemed participants in a distribution in a manner that would render them statutory underwriters and will subject them to the prospectus-delivery and liability provisions of the Securities Act. For example, an Authorized Participant, other broker-dealer firm or its client will be deemed a statutory underwriter if it purchases a Basket from the Trust, breaks the Basket down into the constituent Shares and sells the Shares to its customers; or if it chooses to couple the creation of a supply of new Shares with an active selling effort involving solicitation of secondary market demand for the Shares. When an Authorized Participant acts as an underwriter, it will be subject to the prospectus delivery requirements of the Securities Act with respect to the customers purchasing Shares from it. A determination of whether one is an underwriter must take into account all the facts and circumstances pertaining to the activities of the broker-dealer or its client in the particular case, and the examples mentioned above should not be considered a complete description of all the activities that would lead to categorization as an underwriter.

A Shareholder who buys or sells Shares from, to, or through a broker-dealer should expect to be charged a commission by the broker-dealer for effecting the transaction. Investors are encouraged to review the terms of their brokerage accounts for details on applicable commissions or charges.

Dealers who are neither Authorized Participants nor “underwriters” but are nonetheless participating in a distribution (as contrasted to ordinary secondary trading transactions), and thus dealing with Shares that are part of an “unsold allotment” within the meaning of section 4(3)(C) of the Securities Act, would be unable to take advantage of the prospectus-delivery exemption provided by section 4(3) of the Securities Act and therefore will be subject to the prospectus delivery requirements of the Securities Act with respect to their clients who purchase Shares from them.

The Distributor assists the Sponsor in developing an ongoing marketing plan for the Trust, preparing marketing materials regarding the Shares, including the content of the Trust’s website, executing the marketing plan for the Trust and providing strategic and tactical research on the foreign exchange markets, in each case in compliance with applicable laws and regulations.

Note to Secondary Market Investors: The Shares can be purchased or redeemed directly from the Trust only in Baskets. Each Basket consists of 50,000 Shares and is expected to be worth several million dollars. Most individual investors, therefore, will not be able to purchase or redeem Shares directly from the Trust. Some of the information contained in this prospectus, including information about buying and selling Shares directly from and to the Trust, is not relevant to most investors. The Shares are listed and traded on NYSE Arca and may be purchased and sold in lots of Shares. Individuals interested in purchasing Shares in the secondary market should contact their broker-dealers. Shares purchased or sold through a broker-dealer can be expected to carry a mark-up, mark-down or commission.

Legal Proceedings

There are no legal proceedings against the Sponsor, the Trust, the Trustee or the Depository relating to the operation of the Trust or the offering of the Shares.

Legal Matters

The validity of the Shares has been passed upon for the Sponsor by Foley & Lardner LLP, which, as special United States tax counsel to the Trust, also rendered an opinion regarding the material federal income tax consequences relating to the Shares. In addition to receiving customary legal fees, Foley & Lardner LLP is paid an annual fee for the life of the Trust, which is borne by M7 Ventures, LLC and based on the NAV of the Trust, for its assistance in developing the structure of the Trust and this offering. The fee paid by M7 Ventures, LLC to Foley & Lardner LLP is separate from and not included in the up to $100,000 per annum in legal fees and expenses paid by the Sponsor.

License

Without conceding that the operation of the Trust or the marketing of or trading in the Shares would infringe any intellectual property owned by The Bank of New York Mellon, an affiliate of the Sponsor has entered into a License Agreement with The Bank of New York Mellon granting the Sponsor’s affiliate a non-exclusive, personal and non-transferable license under The Bank of New York Mellon’s patent application covering systems and methods for securitizing a commodity. The license grant is limited to only allow the Sponsor’s affiliate to establish, operate and market a currency-based securities product based solely on the securitization, in whole or in part, of a single non-U.S. currency. The Sponsor’s affiliate has the right to sublicense affiliates, partners, co-sponsors, joint ventures, trustees, depositaries and agents, but the license cannot be transferred without The Bank of New York Mellon’s prior written consent. The Sponsor’s affiliate has sublicensed the license to the Sponsor. As consideration for the license, The Bank of New York Mellon has been appointed as trustee of the Trust. If The Bank of New York Mellon is terminated as trustee of the Trust it will be paid an annual royalty fee. Any royalty fee incurred will be an expense payable by the Sponsor under the Depositary Trust Agreement. The Sponsor has also agreed to not initiate, directly or indirectly, any legal action against The Bank of New York Mellon for The Bank of New York Mellon’s or any of The Bank of New York Mellon’s affiliates’ use of any improvement, enhancement, modification, derivative work or upgrade made by the Sponsor to the rights sublicensed to it.

Experts

Ernst & Young LLP, independent registered public accounting firm, has audited our financial statements in our Annual Report on Form 10-K for the years ended October 31, 2012, as set forth in their report, which is incorporated by reference in this prospectus and in the registration statement of which this prospectus is a part. Our financial statements are incorporated by reference in reliance on Ernst & Young LLP’s report, given on their authority as experts in accounting and auditing.

Where You Can Find More Information

The Sponsor has filed on behalf of the Trust a registration statement on Form S-3 with the SEC under the Securities Act. This prospectus does not contain all of the information set forth in the registration statement (including the exhibits to the registration statement), parts of which have been omitted in accordance with the rules and regulations of the SEC. For further information about the Trust or the Shares, please refer to the registration statement, which you may read and copy at the public reference facilities of the SEC at the below address. The SEC maintains an Internet site that contains reports and other information regarding issuers at www.sec.gov. Information about the Trust and the Shares also can be obtained from the Trust’s website. The internet address of the Trust’s website is www.currencyshares.com. This internet address is only provided here as a convenience to you to allow you to access the Trust’s website. The information contained on or connected to the Trust’s website is not part of this prospectus or the registration statement of which this prospectus is part.

The Trust is subject to the informational requirements of the Securities Exchange Act. The Sponsor, on behalf of the Trust, files quarterly and annual reports and other information with the SEC. The reports and other information can be read and copied at the public reference facilities of the SEC located at 100 F Street, N.E., Washington, D.C. 20549-4561 and can also be found online at www.sec.gov. You may obtain more information concerning the operation of the public reference facilities of the SEC by calling the SEC at 1-800-SEC-0330 or visiting online at www.sec.gov.

Incorporation of Certain Information by Reference

The SEC allows the “incorporation by reference” of certain information into this prospectus, which means that important information can be disclosed to you by referring you to other documents which have been, or will be, filed with the SEC. The documents listed below and all amendments or supplements to these documents are incorporated by reference in this prospectus:

•	Annual Report on Form 10-K for the fiscal year ended October 31, 2012;

•	Quarterly Report on Form 10-Q for the quarterly period ended January 31, 2013; and

•

All documents filed on behalf of the Trust with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act prior to the termination or completion of this offering of the Shares, including all such documents we may file with the SEC after the date of the initial registration statement and prior to the effectiveness of the registration statement, but excluding any information furnished to, rather than filed with, the SEC, as of the date of the filing of each such report.

Certain statements in and portions of this prospectus update and replace information in the above-listed documents incorporated by reference. Likewise, statements in or portions of a future document incorporated by reference in this prospectus may update and replace statements in and portions of this prospectus or the above-listed documents.

You may request a copy of these documents at no cost by writing or telephoning the Sponsor at the following address and telephone number:

Guggenheim Investments

Attn: CurrencyShares® Canadian Dollar Trust

805 King Farm Boulevard

Suite 600

Rockville, Maryland 20850

(800) 820-0888

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution.

The expenses incurred in connection with the issuance and distribution of the securities being registered are as set forth below. Other than the Securities and Exchange Commission filing fee, all fees and expenses are estimated.

Securities and Exchange Commission filing fee	$6,357.87
Legal fees and expenses(1)	$5,000
Accounting fees and expenses	$2,000

Total expenses	$13,357.87

(1)	Excludes the additional fee of Foley & Lardner LLP based on the NAV of the Trust.

Item 15. Indemnification of Directors and Officers.

The Sponsor is a limited liability company formed as such under Delaware law. Section 18-108 of the Delaware Limited Liability Company Act provides that a limited liability company may indemnify and hold harmless any members, managers or other persons against any and all claims and demands whatsoever, subject to any standards and restrictions set forth in the limited liability company agreement of the limited liability company.

Section 18 of the Sponsor’s Limited Liability Company Agreement provides that, to the fullest extent permitted by applicable law, a member or officer of the Sponsor will be entitled to indemnification from the Sponsor for any loss, damage or claim incurred by the member or officer for any act or omission performed or omitted by the member or officer in good faith on behalf of the Sponsor and in a manner reasonably believed to be within the scope of the authority conferred on the member or officer by the Sponsor’s Limited Liability Company Agreement; provided, however, that no member or officer will be entitled to be indemnified if the loss, damage or claim was due to the member’s or officer’s fraud or willful misconduct. A member’s or officer’s reasonably incurred costs and expenses in defending pending or threatened actions, suits or proceedings will be paid in advance by the Sponsor if the member or officer provides an undertaking to repay the amounts advanced if it is ultimately determined that the member or officer is not entitled to be indemnified by the Sponsor. The indemnity and the advance of expenses are limited to the Sponsor’s assets, and no member of the Sponsor will have personal liability for such indemnity.

Section 7.1(d) of the Depositary Trust Agreement provides that the Sponsor and its directors, Shareholders, officers, employees, affiliates and subsidiaries will be indemnified from the Trust and held harmless against any loss, liability or expense incurred by an indemnified party without (1) negligence, bad faith, willful misconduct or willful malfeasance on the part of the indemnified party arising out of or in connection with the performance of its obligations under the Depositary Trust Agreement or any actions taken in accordance with the provisions of the Depositary Trust Agreement or (2) the indemnified party’s reckless disregard of its obligations and duties under the Depositary Trust Agreement. The indemnity will include payment from the Trust of the indemnified party’s costs and expenses of defending itself against any claim or liability based on its capacity as Sponsor under the Depositary Trust Agreement.

Item 16. Exhibits.

The exhibits listed in the accompanying Exhibit Index are filed or incorporated by reference as part of this registration statement.

Item 17. Undertakings.

a.	The registrant hereby undertakes:

1.	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

i.	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

ii.	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

iii.	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs a.1.i, a.1.ii and a.1.iii do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

2.	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

4.	That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities: The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

i.	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

ii.	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

iii.	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

iv.	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

b.	The registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

c.	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Rockville, State of Maryland, on March 26, 2013.

CURRENCYSHARES® CANADIAN DOLLAR TRUST

By:	Guggenheim Specialized Products, LLC
Sponsor of the CurrencyShares® Canadian Dollar Trust

By:	/s/ Nikolaos Bonos
Nikolaos Bonos
Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

POWER OF ATTORNEY

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated. Each person whose signature appears below constitutes and appoints Nikolaos Bonos, Patrick Daugherty and Lisa M. Conmy, and each of them, individually, as his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement and any Rule 462(b) registration statement and to file the same, with all exhibits thereto, and other documents in connection therewith, with the SEC, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Signature	Title	Date
/s/ Nikolaos Bonos	Manager and Chief Executive Officer	March 26, 2013
Nikolaos Bonos	(Principal Executive Officer)

/s/ Joseph Arruda	Manager and Chief Financial Officer (Principal Financial Officer and	March 26, 2013
Joseph Arruda	Principal Accounting Officer)

/s/ Michael Byrum	Manager	March 26, 2013
Michael Byrum

EXHIBIT INDEX

Exhibit Number	Document Description

4.1	Depositary Trust Agreement dated as of June 8, 2006 among Guggenheim Specialized Products, LLC, The Bank of New York, all registered owners and beneficial owners of Canadian Dollar Shares issued thereunder and all depositors, incorporated herein by reference to Exhibit 4.1 to the Annual Report on Form 10-K/A filed by the Trust on March 10, 2011.

4.2	Amendment to Depositary Trust Agreement dated as of November 13, 2008 between Guggenheim Specialized Products, LLC and The Bank of New York Mellon, incorporated herein by reference to Exhibit 4.1 to the Quarterly Report on Form 10-Q filed by the Trust on September 9, 2010.

4.3	Global Amendment to Depositary Trust Agreement dated as of March 6, 2012 between Guggenheim Specialized Products, LLC and The Bank of New York Mellon, incorporated herein by reference to Exhibit 4.1 to the Quarterly Report on Form 10-Q filed by the Trust on March 12, 2012.

4.4	Participant Agreement dated as of March 25, 2010 among Knight Clearing Services, LLC, The Bank of New York, and Guggenheim Specialized Products, LLC (together with Schedule pursuant to Instruction 2 to Item 601 of Regulation S-K), incorporated herein by reference to Exhibit 4.1 to the Quarterly Report on Form 10-Q filed by the Trust on June 11, 2012.

4.5	Amendment to Participant Agreements dated as of December 9, 2010 between The Bank of New York Mellon, the trusts set forth on Schedule A thereto and Guggenheim Specialized Products, LLC, incorporated herein by reference to Exhibit 4.4 to the Annual Report on Form 10-K/A filed by the Trust on March 10, 2011.

4.6	Amendment to Participant Agreements dated as of January 15, 2011 between The Bank of New York Mellon, the trusts set forth on Schedule A thereto and Guggenheim Specialized Products, LLC, incorporated herein by reference to Exhibit 4.5 to the Annual Report on Form 10-K/A filed by the Trust on March 10, 2011.

5.1	Opinion of Foley & Lardner LLP as to legality.

8.1	Opinion of Foley & Lardner LLP as to tax matters.

23.1	Consent of Independent Registered Public Accounting Firm.

23.2	Consents of Foley & Lardner LLP (included in Exhibits 5.1 and 8.1).

24.1	Power of Attorney (included on the signature page to this registration statement).